Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT

Dated as of October 6, 2023

among

MERLIN FUNDING LLC,

MORGAN STANLEY BANK, N.A.,

MORGAN STANLEY SENIOR FUNDING, INC.,

DEUTSCHE BANK NATIONAL TRUST COMPANY,

and

THE SUBORDINATED LENDERS PARTY HERETO

		Page
ARTICLE I

DEFINITIONS; GENERAL TERMS

SECTION 1.01.	Defined Terms	1
SECTION 1.02.	UCC Definitions	19
SECTION 1.03.	Terms Generally	19
SECTION 1.04.	Accounting Terms; GAAP	20
SECTION 1.05.	Obligations of Subordinated Lenders Several and Not Joint; Payments by and to Subordinated Lenders	20
SECTION 1.06.	Reporting	20
ARTICLE II

THE CREDITS

SECTION 2.01.	Commitment	23
SECTION 2.02.	Advances and Borrowings	23
SECTION 2.03.	Requests for Borrowings; Authorization of Purchases and Subordinated Lender Funding	23
SECTION 2.04.	Funding of Borrowings	25
SECTION 2.05.	Termination of Commitment	25
SECTION 2.06.	Repayment of Obligations; Evidence of Debt	25
SECTION 2.07.	Prepayment of Advances	25
SECTION 2.08.	Interest; Warehouse Commitment Fee	26
SECTION 2.09.	Variation Margin; Subordinated Notes	27
SECTION 2.10.	Payments	30
SECTION 2.11.	Increased Costs; Capital Adequacy	31
SECTION 2.12.	Taxes; AML Compliance	32

ARTICLE III

[RESERVED]

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01.	Representations and Warranties of the Borrower	36
SECTION 4.02.	Representations and Warranties of each Subordinated Lender	38

ARTICLE V

CONDITIONS

SECTION 5.01.	Effective Date	39
SECTION 5.02.	Each Borrowing	40

i

(continued)

		Page

ARTICLE VI

AFFIRMATIVE COVENANTS

SECTION 6.01.	Affirmative Covenants of the Borrower	41
SECTION 6.02.	Affirmative Covenants of the Subordinated Lenders	43

ARTICLE VII

NEGATIVE COVENANTS

SECTION 7.01.	Indebtedness	44
SECTION 7.02.	Liens	44
SECTION 7.03.	Fundamental Changes	44
SECTION 7.04.	Purchase and Sale of Warehouse Assets	45
SECTION 7.05.	Separate Existence	45
SECTION 7.06.	Other Business	45

ARTICLE VIII

EVENTS OF DEFAULT

SECTION 8.01.	Events of Default	46
SECTION 8.02.	Remedies	48

ARTICLE IX

THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT

SECTION 9.01.	The Administrative Agent	48
SECTION 9.02.	The Collateral Agent	50

ARTICLE X

MISCELLANEOUS

SECTION 10.01.	Notices	52
SECTION 10.02.	Waivers; Amendments	54
SECTION 10.03.	Expenses; Indemnity; Damage Waiver	54
SECTION 10.04.	Binding Power of the Credit Documents; Successors and Assigns	55
SECTION 10.05.	Survival	57
SECTION 10.06.	Counterparts; Effectiveness	58
SECTION 10.07.	Severability	58
SECTION 10.08.	Governing Law; Jurisdiction; Consent to Service of Process	58
SECTION 10.09.	WAIVER OF JURY TRIAL	59

ii

(continued)

EXHIBITS AND SCHEDULES:

Exhibit A-1 – Form of Approval Request
Exhibit A-2 – Form of Borrowing Request
Exhibit B – Investment Restrictions
Exhibit C – Form of Subordinated Note

Schedule 1 – Subordinated Lender Initial Subnotes
Schedule 2 – Moody’s Industry Classifications
Schedule 3 – S&P Industry Classifications
Schedule 4 – Form of Assignment and Assumption

iii

CREDIT AGREEMENT, dated as of October 6, 2023 (the “Warehouse Closing Date”) (as amended, modified or supplemented from time to time, this “Agreement”), among MERLIN FUNDING LLC, a Delaware limited liability company (the “Borrower”), Apollo Debt Solutions BDC (the “Subordinated Lender” and, together with its permitted successors and assigns, the “Subordinated Lenders”), MORGAN STANLEY BANK, N.A., as lender (in such capacity, the “Lender” and, together with its permitted successors and assigns, the “Lenders”), MORGAN STANLEY SENIOR FUNDING, INC., as administrative agent (in such capacity, the “Administrative Agent”), and DEUTSCHE BANK NATIONAL TRUST COMPANY, as collateral agent for the Administrative Agent and the Lenders (in such capacity, the “Collateral Agent”).

RECITALS

A. The Borrower wishes to borrow funds from the Lenders from time to time to purchase certain loans and other investments;

B. The Borrower wishes to engage Apollo Debt Solutions BDC (in such capacity, the “Warehouse Collateral Manager”) to perform investment-related and administrative duties with respect to the Borrowings hereunder and the management of the Warehouse Assets;

C. The Warehouse Collateral Manager is willing to accept its appointment as Warehouse Collateral Manager of the Warehouse Assets on the terms set forth in the Warehouse Collateral Management Agreement (as defined herein);

D. The Borrower intends to pledge the Warehouse Assets as collateral for certain securities (the “CLO Securities”) to be issued by the Borrower in connection with a collateralized loan obligation transaction (the “CLO”);

E. The Warehouse Collateral Manager will act as collateral manager with respect to the CLO;

F. The Borrower wishes to pledge the Collateral to the Collateral Agent, on behalf of the Administrative Agent and the Lenders, to secure the payment of the Obligations pursuant to the Credit Documents; and

G. The Lenders are willing to make Advances to the Borrower on the terms and subject to the conditions set forth herein.

ARTICLE I

Definitions; General Terms

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Account” means any of the Custodial Account (including the interest collection subaccount and the principal collection subaccount thereof established under the Securities Account Control Agreement), the Reserve Account or the Variation Margin Account.

“Administrative Agent” has the meaning set forth in the preamble.

“Advances” means the advances made by the Lenders or an Affiliate of the applicable Lender, to the Borrower pursuant to Article II.

“Affected Party” has the meaning set forth in Section 2.11(a).

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. For the purposes of the “Concentration Limits”, an obligor will not be considered an Affiliate of any other obligor solely due to the fact that each such obligor is under the control of the same financial sponsor.

“Affiliate Assignments” has the meaning set forth in Section 10.04(c).

“Aggregate Traded Amount” means, as of any date of determination, without duplication, an amount equal to the sum of (i) the aggregate amount applied by the Borrower to the purchase of Warehouse Assets, plus (ii) the aggregate amount on deposit in the Reserve Account plus any amounts withdrawn from the Reserve Account and applied in accordance with Section 2.03(b), plus (iii) the aggregate amount necessary to settle all commitments to purchase Warehouse Assets that the Borrower has entered into but have not yet settled minus (iv) the aggregate amount of proceeds received by the Borrower in respect of the repayments and prepayments of the principal amount of Warehouse Assets sold at any time.

“Agreement” has the meaning set forth in the preamble.

“Amendment” has the meaning set forth in Section 6.01(h).

“Applicable Interest Rate” means the sum of (i) the Applicable Spread and (ii) the greater of (x) 0% and (y) the Benchmark.

“Applicable Spread” means the following per annum spreads for the periods indicated below:

Period	Per annum spread
From and including the Effective Date to but excluding October 6, 2025	1.60%
From and including October 6, 2025 to but excluding April 6, 2026	2.20%
From and including April 6, 2026 and thereafter	2.40%

; provided, if an LTV Ratio Event has occurred and is continuing, the Applicable Spread shall be 3.00% per annum.

“Approval Request” has the meaning set forth in Section 2.03(a).

“Asset Replacement Percentage” means, on any date of calculation, a fraction (expressed as a percentage) where the numerator is the outstanding principal balance of the Warehouse Assets that were indexed to the Benchmark Replacement for the Corresponding Tenor (other than the current Benchmark) as of such calculation date and the denominator is the outstanding principal balance of the Warehouse Assets as of such calculation date.

“Available Amount” has the meaning set forth in the Security Agreement.

“Available Facility Amount” means, as of any date of determination, an amount equal to (i) the Maximum Facility Amount, minus (ii) the aggregate outstanding principal amount of Advances outstanding hereunder.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the amount of interest payable in respect of the Advances on any Interest Payment Date pursuant to this Agreement as of such date.

“Base Period” means the period from and including the date of this Agreement to and including the date occurring 24 months after the Effective Date (or, if earlier, to but excluding the Maturity Date).

“Benchmark” means, initially, Term SOFR; provided that if Term SOFR as so determined shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor; provided, further, that, if a Benchmark Transition Event and the Benchmark Replacement Date with respect to the Term SOFR Reference Rate or the then-current Benchmark have occurred, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.08(g).

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent on the applicable Benchmark Replacement Date:

(1)

the sum of: (a) either of (i) Compounded SOFR or (ii) Daily Simple SOFR, as selected by the Administrative Agent to be the then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for the leveraged loan market and (b) the applicable Benchmark Replacement Adjustment;

(2)

the sum of: (a) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark for the applicable Corresponding Tenor and (b) the Benchmark Replacement Adjustment; or

(3)

the sum of: (a) the alternate rate of interest that has been selected by the Administrative Agent, in consultation with the Warehouse Collateral Manager, as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar denominated secured financings or securitizations relating to leveraged loans, as applicable at such time and (b) the Benchmark Replacement Adjustment.

If at any time the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) of this definition would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by the Administrative Agent as of the Benchmark Replacement Date:

(1)

the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected, endorsed or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

(2)

the spread adjustment (which may be a positive or negative value or zero) that has been selected by the Administrative Agent giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar denominated secured financing or securitization transactions relating to leveraged loans, as applicable at such time.

“Benchmark Replacement Conforming Changes” means, with respect to either the use or administration of Term SOFR or any Benchmark Replacement, any technical, administrative or operational changes (including but not limited to changes to the definition of “Business Day,” the definition of “Interest Payment Date,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such rate exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1)

in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2)	in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein; or

(3)	in the case of clause (4) of the definition of “Benchmark Transition Event,” the fifth (5th) Business Day following the date of the applicable report provided pursuant to Section 1.06.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)

a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)

a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(3)

a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative; or

(4)	the Asset Replacement Percentage is greater than 50%, as reported in the most recent report provided pursuant to Section 1.06.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Borrower” has the meaning set forth in the preamble.

“Borrower Tax Obligation” means all present and future stamp, court or documentary, intangible, recording, filing, issuance, or any other similar Taxes arising on account of any payment made or required to be made under any Credit Document or payable by reason of the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, from the issuance of or otherwise with respect to the Credit Documents under any applicable ordinance or statute now existing or hereafter enacted.

“Borrowing” means Advances made on the same date.

“Borrowing Request” has the meaning set forth in Section 2.03(c).

“Business Day” means any day other than (a) a Saturday or Sunday or (b) a day on which commercial banks in New York City or, with respect to any act required to be taken by the Collateral Agent, in the city in which the Corporate Trust Office of the Collateral Agent is located (which initially shall be Boston, Massachusetts) are authorized or required by law to remain closed.

“Caa Asset” means any asset with a Moody’s facility rating (determined using then-current market methodology) of “Caa1” or lower.

“Cancellation Date” means the date on which MS&Co. or the Warehouse Collateral Manager notifies the Borrower, the Subordinated Lenders and the Administrative Agent in writing that the Engagement Letter has terminated.

“CCC Asset” means any asset with an S&P facility rating (determined using then-current market methodology) of “CCC+” or lower.

“CCC/Caa Excess” means the amount equal to the greater of (i) the excess of the aggregate principal balance of all CCC Assets over an amount equal to 5.0% of the aggregate principal balance of all the Warehouse Assets as of such date of determination; and (ii) the excess of the aggregate principal balance of all Caa Assets over an amount equal to 5.0% of the aggregate principal balance of all the Warehouse Assets as of such date of determination; provided that, in determining which of the assets described in the foregoing clauses (i) and (ii) will be included in the CCC/Caa Excess, such assets in clauses (i) or (ii), as applicable, with the lowest Market Value (expressed as a percentage of par as of such date of determination) will be deemed to constitute such CCC/Caa Excess.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority or (d) any change in any generally accepted accounting principles or regulatory accounting principles and affecting the application of any law, rule, regulation or treaty referred to in clause (a) or (b) above; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives promulgated thereunder or issued in connection therewith and (y) all law, requests, rules, regulations, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“CLO” has the meaning set forth in the recitals.

“CLO Proceeds” has the meaning set forth in the Security Agreement.

“CLO Securities” has the meaning set forth in the recitals.

“Closing Date” means the date of issuance by the Borrower of CLO Securities pursuant to the CLO documentation.

“Code” has the meaning assigned to such term in Section 2.09(d).

“Collateral” has the meaning set forth in the Security Agreement.

“Collateral Agent” has the meaning set forth in the preamble.

“Collateral Documents” means the Security Agreement, this Agreement, the Securities Account Control Agreement and any other document executed and delivered by the Borrower Granting a Lien on any of its property to secure payment of the Obligations.

“Collateral Manager Default” means:

(a) any material breach of the representations, warranties, covenants or agreements of the Warehouse Collateral Manager occurs under the Warehouse Collateral Management Agreement and (if such breach is capable of being cured) the Warehouse Collateral Manager fails to cure such breach within 30 days after obtaining actual knowledge of or receiving written notice of such breach;

(b) there shall occur an act by any of the Related Companies, or any of their investment management personnel actively involved in managing the portfolio of the Borrower, that constitutes fraud, gross negligence or criminal activity (as determined pursuant to a final adjudication by a court of competent jurisdiction) in the performance of its obligations under the Warehouse Collateral Management Agreement or in the conduct of its or their asset management business and any such investment management personnel has not been removed from having responsibility for the management of the Warehouse Assets within five Business Days of the Warehouse Collateral Manager obtaining actual knowledge of such act, or the Warehouse Collateral Manager or such investment management personnel being indicted for a criminal offense materially related to its asset management business, so long as such investment management personnel has not been removed from having responsibility for the management of the Warehouse Assets;

(c) (i) the Warehouse Collateral Manager shall fail to make any payment on any indebtedness or any guaranty obligation in respect of indebtedness of any other Person, and, in each case, such failure relates to indebtedness having a principal amount of $10,000,000 or more, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to any such indebtedness as described in clause (i) above, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such indebtedness or (iii) any such indebtedness as described clause (i) above shall become or be declared to be due and payable, or be required to be prepaid or repurchased (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof;

(d) one or more judgments or orders (or other similar process) involving, in the case of money judgments, an aggregate amount that exceeds $10,000,000, to the extent not covered by insurance, shall be rendered against the Warehouse Collateral Manager;

(e) any provision of any Credit Document or the Warehouse Collateral Management Agreement after delivery thereof shall for any reason fail or cease to be valid and binding on, or enforceable against, the Warehouse Collateral Manager, or the Warehouse Collateral Manager shall so state in writing; or

(f) (i) the Warehouse Collateral Manager shall generally not pay its debts as such debts become due, shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors, (ii) any proceeding shall be instituted by or against the Warehouse Collateral Manager seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts, under any law, rule or regulation relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a custodian, receiver, trustee or other similar official for it or for any substantial part of its property; provided, however, that, in the case of any such proceedings instituted against the Warehouse Collateral Manager (but not instituted by the Warehouse Collateral Manager), either such proceedings shall remain undismissed or unstayed for a period of thirty (30) days or more or any action sought in such proceedings shall occur, or (iii) the Warehouse Collateral Manager shall take any corporate action to authorize any action set forth in clauses (i) or (ii) above.

“Commitment” means the commitment of the Lenders to make Advances in accordance with Section 2.01 hereof.

“Commitment Termination Date” means the earliest to occur of (i) three (3) Business Days prior to the Closing Date, (ii) the Cancellation Date, (iii) upon an Event of Default, the date on which the Administrative Agent, on behalf of the Lenders, terminates the Commitment, whether expressly or automatically, pursuant to Section 8.02, (iv) the last day of the Base Period and (v) the date on which the Administrative Agent and the Collateral Agent receive an Optional Termination Notice.

“Competitor” means any Person set forth on Schedule V hereto (unless waived by the Warehouse Collateral Manager); provided that any Affiliate of any such Person that is an insurance company shall not be considered a “Competitor”.

“Compounded SOFR” means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate (which, for example, may be compounded in arrears with a lookback and/or suspension period as a mechanism to determine the interest amount payable in respect of each Interest Payment Date or Prepayment Date or compounded in advance) being established by the Administrative Agent in accordance with:

(1)	the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded SOFR; provided that:

(2)

if, and to the extent that, the Administrative Agent determines that Compounded SOFR cannot be determined in accordance with clause (1) above, then the rate, or methodology for this rate, and conventions for this rate that have been selected by the Administrative Agent giving due consideration to any industry-accepted market practice for similar U.S. dollar denominated secured financing or securitization transactions relating to the relevant asset class, as applicable at such time.

“Concentration Limits” has the meaning set forth in Exhibit B hereto.

“Confidential Information” has the meaning set forth in Section 10.12.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Corporate Trust Office” means the corporate trust office of the Collateral Agent at which this Agreement is administered, currently located at Deutsche Bank National Trust Company, 1761 East St. Andrew Place, Santa Ana, California 92705-4934, Attention: Structured Credit Services—Merlin Funding LLC, email: dbsantaana_apollo@list.db.com, or such other United States address as the Collateral Agent may designate from time to time by notice to the Borrower, the Warehouse Collateral Manager, the Administrative Agent and the Lenders or the principal corporate trust office of any successor Collateral Agent.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Credit Documents” means the Collateral Documents, each Subordinated Note and each certificate, agreement or document executed by the Borrower, any Subordinated Lender, the Administrative Agent or the Lenders in connection with or pursuant to any of the foregoing.

“Custodial Account” has the meaning set forth in the Security Agreement.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which may include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans at such times; provided that, if the Administrative Agent decides that any such convention is not administratively feasible, then the Administrative Agent may establish another convention in its reasonable discretion.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulted Asset” means each Warehouse Asset that is a “defaulted obligation” (or the equivalent) as defined in the Reference Document or with respect to which an event has occurred which, with the passing of time or notice or both, would cause such Warehouse Asset to become a “defaulted obligation” (or the equivalent) as defined in the Reference Document.

“Delayed Drawdown Debt Obligation” means an obligation that (i) requires a creditor to make one or more future advances to the obligor under the underlying instruments relating thereto, (ii) specifies a maximum amount that can be borrowed on or prior to one or more fixed dates, and (iii) does not permit the re-borrowing of any amount previously repaid by the obligor thereof; provided, however, that any such obligation will be a Delayed Drawdown Debt Obligation only until all commitments by the Borrower to make advances to the obligor thereof are fully funded, expire or are terminated or reduced to zero.

“Designated Asset” means, as of any date of determination, (i) any asset that does not meet the Eligibility Criteria, the Concentration Limits or the Eligibility Standard or (ii) without limitation to clause (i) above, (a) any Defaulted Asset or (b) any asset (or any applicable portion thereof) that constitutes part of the CCC/Caa Excess.

“Designated Asset Haircut” means, as of any date of determination, the positive difference (if any) of (i) the aggregate purchase prices (exclusive of purchased accrued interest) of all Designated Assets over (ii) the sum of the products of (x) the Market Value of each Designated Asset multiplied by (y) the principal balance of such Designated Asset.

“dollars” or “$” refers to lawful money of the United States of America.

“Effective Date” has the meaning assigned to such term in Section 5.01.

“Eligibility Criteria” has the meaning assigned to such term in Exhibit B hereto.

“Eligibility Standard” means, as of any date of determination, the eligibility requirements for collateral obligations specified in the definitions of the terms “Collateral Obligation” and “Concentration Limitations” (or the equivalent terms) in the Reference Document; provided that any collateral obligations acquired or committed to be acquired by another special purpose entity with the expectation that such collateral obligations will be included in the CLO shall be included in any determination as to whether the Eligibility Standard is satisfied.

“Eligible Investments” has the meaning assigned to such term in the Security Agreement.

“Engagement Letter” means the Engagement Letter dated October 6, 2023, as may be amended from time to time, between MS&Co. and the Warehouse Collateral Manager.

“ERISA” has the meaning assigned to such term in Section 2.09(d).

“Event of Default” has the meaning assigned to such term in Section 8.01.

“Excepted Assets” has the meaning assigned to such term in Section 10.11.

“Excluded Taxes” means (A) Taxes imposed on or measured by net income (however denominated) or franchise Taxes (imposed in lieu of net income taxes) imposed as a result of a present or former connection with the jurisdiction of the Governmental Authority imposing such Tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising from a Lender’s having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Credit Document), (B) branch profits Taxes that are imposed by any jurisdiction described in clause (A) above, (C) any Taxes that are attributable to a Lender’s failure to comply with the requirements of Section 2.12(c), (D) any U.S. federal withholding taxes imposed on amounts payable to a Lender pursuant to a law in effect on the date on which such Lender becomes a party to this Agreement (other than pursuant to an assignment request made by the Borrower) except to the extent that, pursuant to Section 2.12, amounts with respect to such Taxes were payable to such Lender’s assignor immediately before such Lender became a party hereto, or (E) U.S. federal withholding Taxes imposed pursuant to FATCA.

“Facility Increase” is defined in Section 2.13(a) hereof.

“Facility Increase Notice” means the notice substantially in the form attached hereto as Exhibit C pursuant to which the Borrower, the Administrative Agent and the Lenders agree to an increase of the Maximum Facility Amount in accordance with Section 2.13 hereof.

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any final current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any U.S. or non-U.S. fiscal or regulatory legislation, rules, guidance notes or practices adopted pursuant to any intergovernmental agreement entered into between the United States and any other jurisdiction in connection with either the implementation of such sections of the Code or analogous provisions of non-U.S. law.

“Floor” means, for any Advances under this Agreement, the benchmark rate floor provided for in this Agreement with respect to the Benchmark as set forth in clause (ii)(x) of the definition of “Applicable Interest Rate”, as determined for the Advances.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Grant” means to grant, bargain, sell, warrant, alienate, remise, demise, release, convey, assign, transfer, mortgage, pledge, create and grant a security interest in and right of setoff against, deposit, set over and confirm. A Grant of the Pledged Assets or of any other instrument, shall include all rights, powers and options (but none of the obligations) of the granting party thereunder, including the immediate continuing right to claim for, collect, receive and receipt for principal and interest payments in respect of such collateral, and all other monies payable thereunder, to give and receive notices and other communications, to make waivers or other agreements, to exercise all rights and options, to bring proceedings in the name of the granting party or otherwise, and generally to do and receive anything that the granting party is or may be entitled to do or receive thereunder or with respect thereto.

“Increased Costs” means any amounts required to be paid by the Borrower to an Affected Party pursuant to Section 2.11.

“Indemnitee” has the meaning assigned to such term in Section 10.03(b).

“Initial Subnotes” means the Subordinated Notes acquired by the Subordinated Lenders in the aggregate principal amount of $5,000,000, divided among the Subordinated Lenders as set forth in Schedule 1.

“Interest Payment Date” means (i) the Maturity Date, (ii) each monthly anniversary of the date of this Agreement and (iii) with respect to any accrued interest on the Advances that is not paid on a date specified in clause (ii) above pursuant to Section 2.08(b), the first Business Day thereafter on which sufficient funds are available in the Custodial Account to pay such interest; provided, that, if any Interest Payment Date (other than the Maturity Date) is not a Business Day, such Interest Payment Date shall be the immediately succeeding Business Day.

“Interest Proceeds” has the meaning set forth in the Security Agreement.

“Investment Company Act” has the meaning assigned to such term in Section 2.09(d).

“IRS” means the United States Internal Revenue Service.

“Lender” and “Lenders” have the meanings set forth in the preamble.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, assignment, deposit arrangement, lien (statutory or other), charge or security interest in, on or of such asset, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale agreement, capital lease or other title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset); and (b) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Liquidate” means sell, assign, settle, terminate or otherwise dispose of. “Liquidation” has the meaning correlative thereto.

“Losses” has the meaning set forth in Section 10.03(b).

“LTV Ratio” on any date of calculation, an amount determined by the Administrative Agent in good faith and expressed as a percentage, equal to the quotient of (a) an amount equal to (x) the Aggregate Traded Amount as of such date multiplied by (y) 75% divided by (b) the sum of (i) the aggregate purchase prices (exclusive of purchased accrued interest) of the Warehouse Assets (including, for this purpose, the undrawn portion of any Delayed Drawdown Debt Obligation and assets that have been purchased (or for which the Borrower has entered into an irrevocable commitment to purchase), but have not yet settled), plus (ii) all cash and the mark-to-market value of Eligible Investments held in the Custodial Account on such date (determined by the Administrative Agent) after giving pro forma effect to all disbursements necessary to settle all commitments to purchase Warehouse Assets that the Borrower has entered into but have not yet settled plus (iii) all cash and the mark-to-market value of Eligible Investments held in the Variation Margin Account on such date (determined by the Administrative Agent) minus (iv) the Designated Asset Haircut.

“LTV Ratio Event” means, on any date of determination on or prior to the Pricing Date, an event that will occur if the LTV Ratio equals or exceeds the Maximum LTV Ratio on such date.

“Market Value” means, with respect to any Warehouse Asset on any date, the mark-to-market value determined by the Administrative Agent in its sole discretion on such date at the midpoint of the “bid” and “ask” prices for such Warehouse Asset or, if such a determination is not made on such date, the mark-to-market value determined as set forth above most recently determined by the Administrative Agent with respect to such Warehouse Asset; provided that the mark-to-market value of any Warehouse Asset shall be determined by the Administrative Agent (x) net of the related costs of transfer or assignment and (y) if the Administrative Agent or any of its Affiliates owns such Warehouse Asset for its own account (each such Warehouse Asset, an “Owned Asset”), consistent with the Administrative Agent’s or such Affiliate’s valuation of such asset for its own account.

Notwithstanding the foregoing, with respect to any Warehouse Asset that is not an Owned Asset, if the Warehouse Collateral Manager provides a bid price for any Warehouse Asset that is not an Owned Asset from LoanX Inc. or Markit Group Limited not later than 4:00 p.m. New York City time on the date on which the Administrative Agent provides notice of the Market Value of the Warehouse Asset to the Warehouse Collateral Manager (or, if such notice is not provided by the Administrative Agent prior to 2:00 p.m. New York City time, then not later than 9:00 a.m. New York City time the first Business Day after such notice is received by the Warehouse Collateral Manager), then such bid price shall be the revised Market Value of such Warehouse Asset unless the Administrative Agent determines, in its reasonable discretion, that such price does not represent the actual value of the applicable Warehouse Asset as of such date. If the

Administrative Agent determines that such price does not represent the actual value, the original mark-to-market value determined by the Administrative Agent shall remain the Market Value of the applicable Warehouse Asset unless the Warehouse Collateral Manager provides mid-market quotations for such Warehouse Asset from two or more nationally recognized dealers in similar assets not later than 4:00 p.m. New York City time on the date on which the Administrative Agent provides notice of the Market Value of the Warehouse Asset to the Warehouse Collateral Manager (or, if such notice is not provided by the Administrative Agent prior to 2:00 p.m. New York City time, then not later than 9:00 a.m. New York City time on the first Business Day after such notice is received by the Warehouse Collateral Manager), in which case the Administrative Agent shall consider the average of such mid-market bids in determining, in a commercially reasonable manner, whether to adjust the original mark-to-market value determination. With respect to any Owned Asset, the final Market Value as of any particular date shall be the mark-to-market value ultimately determined by the Administrative Agent as applied to its own account or the account of any of its Affiliates.

The Market Value of each Warehouse Asset shall be expressed as a percentage of par and will be determined exclusive of accrued interest.

“Material Adverse Effect” means any material adverse effect on (i) the business, financial position, results of operations, properties or assets of the Borrower, the Warehouse Collateral Manager or any Subordinated Lender, taken as a whole; (ii) the ability of the Borrower, the Warehouse Collateral Manager or any Subordinated Lender to consummate the CLO on the Closing Date; (iii) the ability of the Borrower, the Warehouse Collateral Manager or any Subordinated Lender to perform any of its obligations under any Credit Document to which it is a party or otherwise bound; (iv) the ability of MS&Co. and its Affiliates to market the CLO Securities or (v) the rights and remedies of the Administrative Agent, the Lenders or the Collateral Agent under, or the validity or enforceability of, any Credit Document, in each case of clauses (i)-(v), as determined in good faith in a reasonable manner by the Administrative Agent.

“Material Amendment” has the meaning set forth in Section 6.01(h).

“Maturity Date” means the first date on which any of the following shall occur: (i) the scheduled Closing Date of the CLO, as determined on the Pricing Date; (ii) upon an Event of Default, the date on which all outstanding Advances are declared by the Administrative Agent to be due and payable; (iii) the Scheduled Maturity Date; and (iv) the Optional Termination Date.

“Maximum Facility Amount” means, on any date of calculation, (A) prior to the Pricing Date, the lesser of (x) $80,000,000 (as such amount may be increased pursuant to Section 2.13) and (y) the then aggregate outstanding principal amount of all the Subordinated Notes with respect to which funds have been received in the Custodial Account as notified to the Administrative Agent by the Collateral Agent as of such date of calculation multiplied by three (3) and (B) on or after the Pricing Date, the greater of (1) the applicable amount specified in clause (A) above and (2) if the aggregate outstanding principal amount of all Subordinated Notes with respect to which funds have been received in the Custodial Account as notified to the Administrative Agent by the Collateral Agent is at least $15,000,000, the least of (x) $450,000,000 (as such amount may be increased pursuant to Section 2.13), (y) the then aggregate outstanding principal amount of all Subordinated Notes with respect to which funds have been received in the Custodial Account as notified to the Administrative Agent by the Collateral Agent as of such date of calculation multiplied by nine (9) and (z) an amount equal to the difference between (i) the amount that is required to purchase the minimum amount of collateral required to close the CLO (as determined by MS&Co. in its commercially reasonable discretion) and (ii) the then aggregate outstanding principal balance of the Subordinated Notes; provided that, following (a) the occurrence of an Event of Default or (b) the Commitment Termination Date, the Maximum Facility Amount shall be an amount equal to the aggregate Advances outstanding at such time.

“Maximum LTV Ratio” means 87.5%.

“Maximum Traded Portfolio Amount” means (A) prior to the Pricing Date, $100,000,000 (or such greater amount agreed to by the Administrative Agent) and (B) on and after the Pricing Date, the sum of (x) the Subordinated Lender Commitment and (y) the amount set forth in clause (B)(2)(x) of the definition of the term Maximum Facility Amount (or such greater amount agreed to by the Administrative Agent in writing (including via email)).

“Moody’s Derived Rating” has the meaning assigned to such term in the Reference Document.

“MS&Co.” means Morgan Stanley & Co. LLC.

“MS Lender” means any Lender that is either Morgan Stanley Bank, N.A. or any Affiliate of Morgan Stanley Bank, N.A.

“Non-Excluded Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Credit Document and (b) to the extent not otherwise described in (a), Borrower Tax Obligations.

“Obligations” means (i) all of the Borrower’s obligations to the Administrative Agent and the Lenders arising under the Credit Documents, including, without limitation, the Advances, all accrued interest thereon and accrued fees (including, without limitation, accrued and unpaid Warehouse Facility Fees) payable to the Administrative Agent or any Lender, all Increased Costs and all other amounts, obligations, covenants and duties owing by the Borrower to the Administrative Agent and the Lenders, of every type and description (whether by reason of an extension of credit, loan, guaranty, indemnification, interest rate hedging transaction or otherwise), present or future, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising and however acquired and whether or not evidenced by any note, guaranty or other instrument or for the payment of money, interest, charges, expenses, attorneys’ fees and disbursements, and other sums chargeable to the Borrower under the Credit Documents and (ii) the Borrower’s obligations to pay the Startup Expenses and any other amounts payable to MS&Co. as described under the Engagement Letter and agreed to by the Borrower in definitive documentation relating to the CLO.

“Owned Asset” has the meaning set forth in the definition of “Market Value”.

“Optional Termination Date” means, if the Borrower has requested a Facility Increase and any Lender provides notice to the Borrower that it will not consent to the request for a Facility Increase, any Business Day prior to the Pricing Date designated by the Warehouse Collateral Manager (on behalf of the Borrower) in a written notice delivered to the Administrative Agent and the Collateral Agent at any time after any Lender provides notice to the Borrower that it will not consent to the request for a Facility Increase (such notice, an “Optional Termination Notice”).

“Optional Termination Notice” has the meaning set forth in the definition of “Optional Termination Date.”

“Participant” has the meaning set forth in Section 10.04(d).

“Participant Register” has the meaning set forth in Section 10.04(c).

“Payment” has the meaning set forth in Section 9.03(a).

“Payment Notice” has the meaning set forth in Section 9.03(b).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Pledged Assets” means (i) the Warehouse Assets, (ii) the Eligible Investments, (iii) the Variation Margin Amount and (iv) all the other assets of the Borrower (except the Excepted Assets) including, without limitation, all accounts, payment intangibles, general intangibles, chattel paper, electronic chattel paper, instruments, deposit accounts, letter-of-credit rights and investment property owned by the Borrower (in each case, whether now owned or existing, or hereafter acquired or arising).

“Prepayment Date” has the meaning set forth in Section 2.07(a).

“Pricing Date” means the date on which the CLO Securities are priced by MS&Co.

“Recipient” has the meaning set forth in Section 9.03(a).

“Reference Document” means the then-current printed offering memorandum for the CLO Securities; provided that until such offering memorandum is printed, it shall mean the indenture, dated as of March 8, 2023, by and among RR 25 Ltd, as issuer, RR 25 LLC, as co-issuer and U.S. Bank Trust Company, National Association, as trustee.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is Term SOFR, the time set forth in the definition of Term SOFR, and (2) if such Benchmark is not Term SOFR, the time determined by the Administrative Agent in accordance with the Benchmark Replacement Conforming Changes.

“Register” has the meaning set forth in Section 10.04(c).

“Related Companies” means any Affiliates of the Warehouse Collateral Manager that provide material investment-related services or personnel to the Warehouse Collateral Manager. For the avoidance of doubt, neither Apollo Credit Management (CLO), LLC nor Redding Ridge Asset Management LLC shall be Related Companies.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Reserve Account” has the meaning set forth in the Security Agreement.

“Rule 17g-5” means Securities and Exchange Commission Rule 17g-5 under the U.S. Securities Exchange Act of 1934, as amended.

“Scheduled Maturity Date” means October 2, 2026; provided, if the Pricing Date has occurred, the Scheduled Maturity Date shall be the date that is eight weeks after the Pricing Date.

“Securities” has the meaning assigned to such term in Section 2.09(d).

“Securities Account Control Agreement” means the Securities Account Control Agreement dated as of October 6, 2023 entered into by and among the Borrower, the Collateral Agent and the Securities Intermediary and relating to the Accounts.

“Securities Act” has the meaning assigned to such term in Section 2.09(d).

“Securities Intermediary” means Deutsche Bank National Trust Company in its capacity as securities intermediary under the Securities Account Control Agreement, or any successor thereof.

“Security Agreement” means the Security Agreement dated as of October 6, 2023 entered into by and among the Administrative Agent, the Borrower and the Collateral Agent.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of such benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s website.

“Startup Expenses” means the Borrower’s reasonable and documented, out-of-pocket startup expenses, including but not limited to the reasonable and documented fees and expenses relating to the Borrower’s counsel, the Warehouse Collateral Manager’s counsel, the Administrative Agent’s counsel, MS&Co.’s counsel, the Collateral Agent’s and Securities Intermediary’s counsel, the Borrower’s accountants, rating agencies, printers, road shows (if any), custodians, trustees, listing, issuing and paying agents, the reasonable and documented out-of-pocket expenses of the Administrative Agent, the Lenders and MS&Co. and the Collateral Agent (including travel related expenses to the extent such expenses are incurred in connection with the marketing of the CLO), the expenses of incorporating the Borrower, assignment and other reasonable and documented fees incurred by the Borrower in connection with the acquisition or disposition of any Warehouse Asset, the Warehouse Collateral Manager’s reasonable and documented, out-of-pocket expenses, and other reasonable and documented, out-of-pocket expenses of the Borrower.

“Subordinated Lender” and “Subordinated Lenders” have the meanings set forth in the preamble.

“Subordinated Lender Commitment” means $100,000,000.

“Subordinated Notes” means the Initial Subnotes and each additional Subordinated Note issued pursuant to Section 2.09 hereof.

“Tax Benefits” has the meaning set forth in Section 10.03(f).

“Tax Costs” has the meaning set forth in Section 10.03(f).

“Taxes” has the meaning set forth in Section 2.12(a).

“Term SOFR” means, with respect to any Advance for any day, the Term SOFR Reference Rate for a tenor of one month on such day, as such rate is published by the Term SOFR Administrator for such day at 6:00 a.m (New York City time); provided, however, that if as of 5:00 p.m. (New York City time) on any day the Term SOFR Reference Rate for the foregoing tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Transactions” means the execution, delivery and performance by the Borrower of the Credit Documents, the borrowing of Advances, the acquisition and Liquidation of Warehouse Assets, the use of the proceeds thereof as provided hereunder and the issuance of the Subordinated Notes.

“Treasury Regulations” means the regulations promulgated under the Code.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the Benchmark Replacement Adjustment with respect thereto.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Variation Margin Account” has the meaning set forth in the Security Agreement.

“Variation Margin Amount” means all amounts and Eligible Investments in the Variation Margin Account.

“Variation Margin Payment” has the meaning set forth in Section 2.09(a)(i) hereof.

“Variation Margin Posting Excess” has the meaning set forth in Section 2.09(a)(ii) hereof.

“Warehouse Asset” means any loan owned or for which the Borrower has entered into a commitment to purchase.

“Warehouse Closing Date” has the meaning set forth in the preamble.

“Warehouse Collateral Management Agreement” means that certain Warehouse Collateral Management Agreement, dated as of October 6, 2023, by and between the Borrower and the Warehouse Collateral Manager, without regard to any amendments or supplements thereto to which the Administrative Agent has not consented in writing.

“Warehouse Collateral Manager” has the meaning set forth in the recitals.

“Warehouse Facility Fee” means a fee payable to the MS Lenders on the Closing Date in an amount equal to 0.13% of the applicable amount specified in clause (A)(x) of the definition of Maximum Facility Amount as calculated immediately prior to the Closing Date; provided that the Warehouse Facility Fee shall not exceed the placement fee payable to MS&Co. on the Closing Date pursuant to the Engagement Letter. The Warehouse Facility Fee shall be paid to the MS Lenders on a pro rata basis, based upon each MS Lender’s allocated share of the Maximum Facility Amount that bears to the amount of the Maximum Facility Amount allocated to all MS Lenders.

SECTION 1.02. UCC Definitions. Unless otherwise defined herein or the context otherwise requires, terms defined in the UCC are used in this Agreement as defined therein.

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time.

SECTION 1.05. Obligations of Subordinated Lenders Several and Not Joint; Payments by and to Subordinated Lenders. All obligations of the Subordinated Lenders hereunder shall be several obligations. Each Subordinated Lender shall satisfy its payment obligations hereunder (including, without limitation, the obligation to fund a loan to the Borrower in exchange for new Subordinated Notes) and shall make a Variation Margin Payment on a pro rata basis (based on the aggregate outstanding principal balance of the Initial Subnotes held by each such Subordinated Lender as set forth in Schedule 1 hereto).

All payments made to any Subordinated Lender under any Credit Document will be made to such account as that Subordinated Lender shall advise the Borrower, the Administrative Agent and the Collateral Agent in writing. All payments made to the Subordinated Lenders shall be made to the Subordinated Lenders on a pro rata basis, determined based on the then-current aggregate outstanding principal balance of the Subordinated Notes held by each Subordinated Lender at the time of such payment.

SECTION 1.06. Reporting.

(a) On each Business Day prior to the Maturity Date, the Collateral Agent, on behalf of the Borrower, shall deliver (including via e-mail) to the Warehouse Collateral Manager, the Subordinated Lenders and the Administrative Agent a written report containing the following information (calculated as of the close of business on the immediately preceding Business Day), together with such additional information reasonably requested by the Warehouse Collateral Manager, the Subordinated Lenders or the Administrative Agent in writing (including via e-mail):

(i) the identity of each Warehouse Asset (including CUSIP, LoanX ID or other applicable identifier);

(ii) the identity of the obligor(s) on each Warehouse Asset and the Domicile of such obligor(s);

(iii) the aggregate principal amount, purchase price and market value (as estimated by the Warehouse Collateral Manager) of each Warehouse Asset;

(iv) the S&P issuer credit rating, including any S&P rating derived from a Moody’s rating (determined in accordance with the Reference Document), and Moody’s corporate family rating of each Warehouse Asset, including any Moody’s Derived Rating (and, if any such rating has increased or declined since the last report, the previous rating);

(v) the identity of each Warehouse Asset that has an S&P rating derived from a Moody’s rating (determined in accordance with the Reference Document) or a Moody’s Derived Rating;

(vi) the then-current interest rate of each Warehouse Asset (including, if such Warehouse Asset bears interest at a floating rate, the relevant index and the spread over such index);

(vii) the maturity date of each Warehouse Asset;

(viii) the S&P Industry Classification and the Moody’s Industry Classification of each Warehouse Asset;

(ix) whether each Warehouse Asset is a Senior Secured Loan, a Second Lien Loan, an Unsecured Loan, a DIP Loan or a Delayed Drawdown Debt Obligation;

(x) whether the sum of the net realized and unrealized losses on Defaulted Assets exceeds 50% of the aggregate outstanding principal amount of the Subordinated Notes on such date of determination;

(xi) the benchmark to which each Warehouse Asset is indexed; and

(xii) the Asset Replacement Percentage.

(b) On each Business Day prior to the Maturity Date, the Collateral Agent shall deliver (including via e-mail) to the Warehouse Collateral Manager and the Administrative Agent a written report (calculated as of the close of business on the immediately preceding Business Day) containing the following information, together with such additional information reasonably requested by the Warehouse Collateral Manager or the Administrative Agent in writing (including via e-mail):

(i) the amounts on deposit in the Custodial Account, the Variation Margin Account and the Reserve Account;

(ii) the amount of any withdrawal from the Reserve Account since the last such report;

(iii) the amount of all payments in respect of principal and interest, commitment fees and any other fees or other amounts received by the Borrower in respect of any Pledged Asset since the last such report;

(iv) the aggregate outstanding principal amount of the Advances, the Maximum Traded Portfolio Amount and the Available Facility Amount;

(v) the amounts distributed pursuant to Sections 6.1 and 6.3 of the Security Agreement;

(vi) the principal amount of Subordinated Notes;

(vii) the then-current calculation of each Concentration Limit and whether such Concentration Limit is passing or failing;

(viii) an estimate of the LTV Ratio (calculated based on the estimated market value provided by the Warehouse Collateral Manager with respect to each applicable Warehouse Asset pursuant to clause 1.06(a)(iii) above) and whether it equals or exceeds the Maximum LTV Ratio; and

(ix) the settlement date of each Warehouse Asset.

(c) In preparing the reports set forth in clauses (a) and (b) above, the Collateral Agent shall be entitled to conclusively rely on information it receives from the Warehouse Collateral Manager, including information contained in the reports set forth in clause (a) above, absent manifest error. The Warehouse Collateral Manager shall, upon the reasonable request of the Collateral Agent, cooperate in the preparation of, and review and verify, the contents and recipients of the reports set forth in clauses (a) and (b) above.

(d) The Collateral Agent shall in no event have any liability for the actions or omissions of the Warehouse Collateral Manager or any other Person, and shall have no liability for any inaccuracy or error in any duty performed by it that results from or is caused by inaccurate, untimely or incomplete information or data received by it from the Warehouse Collateral Manager or another Person except to the extent that such inaccuracies or errors are caused by the Collateral Agent’s own bad faith, willful misconduct or gross negligence. The Collateral Agent shall not be liable for failing to prepare or delay in preparing the report set forth in Section 1.06(a) or (b) which result from or is caused by a failure or delay on the part of the Warehouse Collateral Manager or another Person in furnishing necessary, timely and accurate information to the Collateral Agent. The Warehouse Collateral Manager shall reasonably cooperate with the Collateral Agent in connection with the preparation by the Collateral Agent of the above mentioned reports and calculations. Nothing herein shall obligate the Collateral Agent to determine (a) if a Warehouse Asset meets the criteria specified herein, (b) if the conditions for the purchase of a Warehouse Asset or the requirements specified in the definition of “Deliver” (as defined in the Security Agreement) have been complied with, (c) the type, classification or Market Value of any Warehouse Asset, or (d) the classification or Domicile of an obligor, any such determination in each case being based exclusively upon notification it receives from the Warehouse Collateral Manager. Further, nothing herein shall impose or imply any duty or obligation on the part of the Collateral Agent to verify, investigate or audit any such information or data, or to determine or monitor on an independent basis whether any obligor of the Warehouse Assets is in default or in compliance with the underlying instruments governing or securing such assets. The Warehouse Collateral Manager shall review and verify the recipients and the contents of the aforesaid reports, instructions, statements and certificates in a manner consistent with the standard of performance applicable to the Warehouse Collateral Manager under the Warehouse Collateral Management Agreement. For the avoidance of doubt, the foregoing sentence shall not be interpreted to impose upon the Warehouse Collateral Manager any duties or obligations other than those expressly set forth in the Warehouse Collateral Management Agreement.

ARTICLE II

The Credits

SECTION 2.01. Commitment. Subject to the terms and conditions set forth herein, the Lenders agree to make Advances to the Borrower, from time to time on any Business Day during the period from and including the Effective Date to but excluding the Commitment Termination Date other than a Business Day on which an LTV Ratio Event has occurred and is continuing, in an aggregate principal amount outstanding at any time that is up to, but not exceeding, the Maximum Facility Amount. No Advance shall exceed the Available Facility Amount calculated immediately prior to giving effect to such Advance but calculated including all Advances that are expected to be made to fund Warehouse Assets that have been purchased but have not settled. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Advances. If and to the extent that there are multiple Lenders during the term of this Agreement, the relative Commitments of each such Lender shall be set forth in the assignment and assumption agreement relating to the assignment of the applicable existing Lender’s rights and obligations hereunder to the new Lender. In any event, the Commitments of the Lenders shall be several and not joint, no Lender shall have any duty whatsoever to make an Advance on behalf of any other Lender and the Administrative Agent shall have no duty whatsoever to make any Advance on behalf of any Lender.

SECTION 2.02. Advances and Borrowings. Each Advance shall be made as part of a Borrowing. Each Advance shall be in an aggregate amount that is not less than $500,000.

SECTION 2.03. Requests for Borrowings; Authorization of Purchases and Subordinated Lender Funding. (a) The Warehouse Collateral Manager, on behalf of the Borrower, shall, on or prior to the second Business Day preceding the proposed trade date of each proposed acquisition of Warehouse Assets (whether proposed to be funded by an Advance or by the use of the proceeds of Subordinated Notes issued to the Subordinated Lenders in exchange for cash) provide to the Administrative Agent (with a copy to the Lenders and the Borrower) a notice by electronic mail in the form of Exhibit A-1 hereto (together with any attachments required in connection therewith, an “Approval Request”). Such approval may take the form of a standing list of pre-approved assets containing the characteristics of each pre-approved asset specified in Exhibit A-1 (other than purchase price), together with a notice of intention to trade containing the par amount and purchase price of the Warehouse Asset(s) being acquired delivered on or prior to the second Business Day preceding the proposed trade date (or such shorter period agreed to by the Administrative Agent).

The Administrative Agent shall have the right to approve or reject any Approval Request in its sole discretion and to request additional information regarding any proposed Warehouse Asset. The Administrative Agent shall promptly notify the Warehouse Collateral Manager in writing (including via electronic mail) whether each Approval Request has been approved or rejected. Any approval may be withdrawn at any time prior to the time at which the Borrower actually becomes obligated to purchase or enter into documents governing such proposed Warehouse Asset by written notice (including via e-mail) of such withdrawal from the Administrative Agent to the Warehouse Collateral Manager; provided, that if the Warehouse Collateral Manager on behalf of the Borrower does not enter into a commitment to purchase the

Warehouse Asset in the related Approval Request within 20 Business Days (or such longer period agreed to in writing (including via email) by the Administrative Agent) following the date the approval of the related Approval Request is first received from the Administrative Agent, the foregoing approval shall be deemed withdrawn without any action required by the Administrative Agent (and, if the Warehouse Collateral Manager, on behalf of the Borrower, desires to purchase such proposed Warehouse Asset, the Warehouse Collateral Manager must resubmit an Approval Request in accordance with the preceding paragraph). If the Administrative Agent has rejected an Approval Request, or withdrawn or withheld its approval of any such request (including any deemed withdrawal pursuant to the proviso of the preceding sentence), then the Borrower shall not be authorized to purchase such proposed Warehouse Asset.

(b) On the date that any Delayed Drawdown Debt Obligation is acquired by the Borrower, the acquisition of which was approved by the Administrative Agent and the terms of which require additional payments to be made by the Borrower after the acquisition thereof, amounts in the Custodial Account (equal to the additional payments required) from the purchase of Subordinated Notes shall be deposited into the Reserve Account and designated for the purpose of funding such additional payments and shall not be available for the purchase of any other Warehouse Assets; provided that, to the extent such amounts in the Custodial Account are not sufficient to cover the full amount of the potential additional payments, the Borrower (or the Warehouse Collateral Manager on its behalf) shall request that the Lenders make an Advance in the amount necessary to cover the full amount of the potential additional payments on the date that such Delayed Drawdown Debt Obligation is acquired to be deposited into the Reserve Account (subject to the applicable dollar limitation set forth in the definition of the term Maximum Facility Amount). Such amounts shall be designated for the purpose of funding such additional payments and shall not be available for the purchase of other Warehouse Assets. All amounts in the Reserve Account will be invested in Eligible Investments at the direction of the Warehouse Collateral Manager (or the Administrative Agent if an Event of Default has occurred). In the event no direction is received, the amounts in the Reserve Account shall be un-invested. On the date that any additional payment is required to be made by the Borrower in connection with a Delayed Drawdown Debt Obligation, amounts will be withdrawn from the Reserve Account without further consent of the Administrative Agent and applied to make such additional payment. In the event that any Delayed Drawdown Debt Obligation is sold by the Borrower or the amount of potential additional payments in respect of a Delayed Drawdown Debt Obligation is irrevocably reduced, an amount equal to the amount of the applicable reduction in the Borrower’s potential additional payment obligations with respect to such Delayed Drawdown Debt Obligation will be transferred from the Reserve Account to the Custodial Account and treated as a prepayment of the applicable Warehouse Asset. If, at any time, the Administrative Agent determines that a Delayed Drawdown Debt Obligation is no longer eligible for the CLO based upon the Eligibility Standard, the Borrower shall Liquidate such Delayed Drawdown Debt Obligation in the manner set forth in Section 6.01(f) so as to minimize the number of additional payments the Borrower may be required to make with respect to such Delayed Drawdown Debt Obligation following the Administrative Agent’s determination of the Delayed Drawdown Debt Obligation’s ineligibility.

(c) If the Warehouse Collateral Manager wishes to purchase a Warehouse Asset on behalf of the Borrower for which the Approval Request has been approved pursuant to clause (a) above with an Advance (including an Advance to be applied to the purchase of a Warehouse Asset constituting a Delayed Drawdown Debt Obligation and requiring the funding of such Advance to the Reserve Account pursuant to Section 2.03(b)), the Warehouse Collateral Manager on behalf of the Borrower shall, prior to 12:00 p.m., New York City time, on the date of such proposed purchase, provide to the Administrative Agent (with a copy to the Lenders, the Collateral Agent, the Borrower and the Subordinated Lenders) a borrowing notice by electronic mail substantially in the form of Exhibit A-2 hereto (together with any attachments required in connection therewith, a “Borrowing Request”) relating to such proposed purchase. Each Borrowing Request shall include a statement with respect to each Warehouse Asset to which it relates indicating whether or not the seller of such Warehouse Asset is the Administrative Agent or any of its Affiliates.

SECTION 2.04. Funding of Borrowings. Each Lender shall make each Advance to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., New York City time, to the Custodial Account of the Borrower (or the Reserve Account, as applicable).

SECTION 2.05. Termination of Commitment. The Commitment shall terminate on the Commitment Termination Date.

SECTION 2.06. Repayment of Obligations; Evidence of Debt. (a) The Borrower hereby unconditionally promises to repay the Obligations on the earlier of (i) the Maturity Date and (ii) any other day upon which they become due and payable in accordance with the terms of the Credit Documents.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from (i) each Advance made by such Lender, including the amounts of principal and interest and Increased Costs payable and paid to such Lender from time to time hereunder, (ii) in the case of an MS Lender, the unpaid Warehouse Facility Fee and (iii) in the case of the initial Lender, the amount of the Startup Expenses payable to MS&Co. and any other amounts payable to MS&Co. as described under the Engagement Letter and agreed to by the Borrower in definitive documentation relating to the CLO.

(c) The entries made in the accounts maintained pursuant to Section 2.06(b) shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with the terms of the Credit Documents and the Startup Expenses and any other amounts payable to MS&Co. as and to the extent described under the Engagement Letter and agreed to by the Borrower in definitive documentation relating to the CLO.

SECTION 2.07. Prepayment of Advances.

(a) The Borrower (with the prior written consent of a majority of the Subordinated Lenders) shall have the right at any time and from time to time to prepay the principal amount of any Advance with (x) the proceeds of the issuance of Subordinated Notes pursuant to Section 2.09(b) or (y) a Variation Margin Posting Excess as set forth in Section 2.09(a)(ii), in whole or in part, subject to prior notice in accordance with Section 2.07(b); provided, that, except in connection with a prepayment with a Variation Margin Posting Excess, any principal amount to be prepaid hereunder shall be equal to or greater than $500,000 and Advances shall be prepaid in the manner set forth in Section 6.4 of the Security Agreement. On any date on which an Advance is prepaid in accordance with the preceding sentence (each such date, a “Prepayment Date”), the Borrower shall, by applying solely Interest Proceeds it has received in respect of the Pledged Assets prior to such Prepayment Date, pay first (A) any interest accrued in accordance with Section 2.08 in respect of the principal amount of any Advance being prepaid and second (B) any accrued and unpaid Increased Costs.

(b) The Borrower shall notify the Administrative Agent by electronic mail of each prepayment under this Section 2.07 not later than 11:00 a.m., New York City time, three (3) Business Days before the related Prepayment Date. Each such notice shall be irrevocable and shall specify the Prepayment Date, the principal amount of each Advance or portion thereof to be prepaid and the amount of interest to be paid with respect to each such Advance.

(c) In addition, the Advances shall be repaid in the manner set forth in the Security Agreement.

SECTION 2.08. Interest. (a) Each Advance shall bear interest for each day that such Advance is outstanding at the Applicable Interest Rate for such day.

(b) Notwithstanding the foregoing, if there are insufficient funds available in the Custodial Account to pay any interest on any Advance on any Interest Payment Date (other than the Maturity Date), then such amount shall not be then due and payable (and no Event of Default shall occur due to such failure to pay) and shall be deferred and bear interest, at a rate per annum equal to the rate otherwise applicable to such Advance as provided in the preceding paragraph. All accrued and unpaid interest on Advances shall be due and payable on the earlier of the first Interest Payment Date on which sufficient funds are available in the Custodial Account to pay such interest and the Maturity Date.

(c) Notwithstanding the provisions of clause (a) above, if any principal of or interest on any Advance or any fee or other amount payable by the Borrower hereunder is not paid when due, such overdue amount shall bear interest, at a rate per annum equal to 2% plus the rate otherwise applicable to such Advance as provided in clause (a) above.

(d) Subject to clause (b) above, accrued interest on each Advance shall be payable in arrears on each Interest Payment Date for such Advance and, with respect to prepayments made in accordance with Section 2.07, upon the date of such prepayment; provided, that, interest accrued pursuant to clause (c) of this Section shall be payable on demand. For the avoidance of doubt, in the event that a Warehouse Asset is purchased with accrued interest, commitment fee or any other fees thereon, the Borrower shall nevertheless apply all amounts it receives in respect of interest, commitment fees and any other fees from such Warehouse Asset in accordance with Article VI of the Security Agreement.

(e) All interest hereunder shall be computed on the basis of a year of 360 days and the actual number of days in such period.

(f) The Borrower shall pay the Warehouse Facility Fee to the MS Lenders on the Closing Date in accordance with the definition of “Warehouse Facility Fee” in Section 1.01 herein or as may otherwise be required by Article VI of the Security Agreement on the Closing Date.

(g) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Credit Document, if: (A) a Benchmark Transition Event and (B) a Benchmark Replacement Date with respect thereto have occurred prior to the Reference Time in connection with any setting of the then-current Benchmark, then such Benchmark Replacement will replace the then-current Benchmark for all purposes under this Agreement and under any other Credit Document in respect of such Benchmark setting and subsequent Benchmark settings without requiring any amendment to, or requiring any further action by or consent of any other party to, this Agreement or any other Credit Document

(h) Benchmark Replacement Conforming Changes. In connection with the implementation of Term SOFR or a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes in respect of this Agreement and any other Credit Document from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without requiring any further action by or consent of any other party to this Agreement or any other Credit Document.

(i) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify all the parties hereto of (i) any occurrence of (A) a Benchmark Transition Event and (B) the Benchmark Replacement Date with respect thereto, (ii) the implementation of any Benchmark Replacement, and (iii) the effectiveness of any Benchmark Replacement Conforming Changes.

Any determination, decision or election that may be made by the Administrative Agent pursuant to Section 2.08(g), Section 2.08(h) and this Section 2.08(i), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in the Administrative Agent’s sole discretion and without consent from any other party to this Agreement or any other Credit Document.

SECTION 2.09. Variation Margin; Subordinated Notes.

(a) (i) If, on any Business Day on or prior to the Pricing Date, the Administrative Agent determines that (A) an LTV Ratio Event has occurred and is continuing or (B) the sum of the net realized and unrealized losses on Defaulted Assets exceeds 50% of the aggregate outstanding principal amount of the Subordinated Notes on such date of determination, in each case, the Administrative Agent shall notify the Subordinated Lenders and the Warehouse Collateral Manager of such event (which notice shall include reasonable evidence demonstrating the amount by which the LTV Ratio exceeds the Maximum LTV Ratio or setting forth the net realized and unrealized losses on Defaulted Assets, as applicable), and each Subordinated Lender may, in its sole discretion, make a cash payment (ratably in accordance with Section 1.05 above) into the Variation Margin Account such that such event is no longer continuing (any such payment, a “Variation Margin Payment”). Each Variation Margin Payment shall be in an aggregate amount not less than $1,000,000 and shall be made free and clear of any right of chargeback, security interest or other equitable claim, except as set forth in subsection (ii) below.

(ii) On any Business Day on which amounts are on deposit in the Variation Margin Account, the Subordinated Lenders may request that the Administrative Agent calculate the minimum amount of cash necessary to be on deposit in the Variation Margin Account for the LTV Ratio to remain less than the Maximum LTV Ratio. If the Administrative Agent determines for a period of not less than ten (10) consecutive Business Days (or such shorter period as the Administrative Agent may agree in its sole discretion) that the amount of cash on deposit in the Variation Margin Account exceeds by an amount in excess of $1,000,000 the minimum amount of cash necessary for the LTV Ratio to remain less than the Maximum LTV Ratio (such excess, the “Variation Margin Posting Excess”), then the Subordinated Lenders may request in writing (such request to include the allocation elected as set forth in the last sentence of this paragraph) that the Collateral Agent at the direction of the Administrative Agent cause the return of all or a portion of the Variation Margin Posting Excess, so long as the LTV Ratio after giving effect to the return of such amounts remains less than the Maximum LTV Ratio. The Collateral Agent at the direction of the Administrative Agent shall cause such amounts to be returned within two (2) Business Days of receiving such request. Such amounts may be allocated as follows (as elected by the Subordinated Lenders): (A) to be repaid to the Subordinated Lenders into the accounts designated by each Subordinated Lender for payment or (B) to be applied to prepay Advances in accordance with Section 2.07(a).

(iii) Each Subordinated Lender hereby agrees, and shall be unconditionally obligated, to purchase Subordinated Notes in an amount up to its pro rata share of the Subordinated Lender Commitment at (x) the written request (which may be made by e-mail) of the Warehouse Collateral Manager to the Subordinated Lenders pursuant to Section 2.09(b)(ii) or (y) the direction of the Administrative Agent (which direction shall be given by the Administrative Agent in its sole discretion) not later than the close of business (New York time) on the first Business Day after receipt of such request or direction.

(b) (i) In connection with (A) each funding by the Subordinated Lenders in accordance with clause (ii) below for the acquisition by the Borrower of any Warehouse Asset in accordance with Section 2.03(a), (B) each purchase of additional Subordinated Notes in accordance with Section 2.09(a)(iii), (C) each deposit by the Subordinated Lenders into the Custodial Account for transfer to the Reserve Account and (D) each prepayment of an Advance in accordance with Section 2.07(a), the Subordinated Lenders shall lend the Borrower (ratably as set forth in Section 1.05 above) an aggregate amount equal to (w) the portion of the purchase price of the Warehouse Asset to be acquired with the proceeds of Subordinated Notes in the case of clause (A), (x) the amount of Subordinated Notes required to be purchased under Section 2.09(a)(iii) in the case of clause (B), (y) the amount required to be deposited by the Subordinated Lenders under Section 2.03(b) in the case of clause (C) and (z) the principal amount and interest accrued thereon of the Advance to be prepaid with the proceeds of Subordinated Notes in the case of clause (D) (it being understood that, unless otherwise required by clause (ii) below, the Subordinated Lenders may pre-fund Subordinated Notes and the proceeds thereof shall be applied as set forth in clauses (A), (B), (C) and (D) above subsequent to their issuance). In exchange, the Borrower shall issue to each Subordinated Lender a Subordinated Note in the amount of the principal amount of such loan made by such Subordinated Lender; provided that, on any date, the issuance of any Subordinated Notes shall be in an aggregate principal amount for all Subordinated Lenders equal to at least the lesser of the amount required by clause (ii) below and the then-remaining Subordinated Lender Commitment, unless a lower amount is otherwise agreed to in writing (which may be by email) by the Administrative Agent in its sole discretion. On the Business Day that the Collateral Agent receives funds from any Subordinated Lender from the issuance of Subordinated Notes pursuant to this Section 2.09(b), the Collateral Agent shall notify the Administrative Agent of the amount of funds so received.

(ii) At the written request of the Warehouse Collateral Manager (which may be by email), the Subordinated Lenders hereby agree, and shall be unconditionally obligated, no later than one Business Day prior to the date upon which any Warehouse Asset is expected to settle to fund the purchase of Subordinated Notes requested to be purchased by the Warehouse Collateral Manager to settle such Warehouse Asset; provided that any such purchase shall be in an aggregate principal amount for all Subordinated Lenders of no less than $4,000,000. The Warehouse Collateral Manager shall give two Business Days’ prior notice (which may be by e-mail) to the Subordinated Lenders (with a copy to the Collateral Agent) of the amount of Subordinated Notes required to be purchased pursuant to the preceding sentence.

(c) Unless a Subordinated Lender requests to receive a definitive Subordinated Note, Subordinated Notes will be uncertificated interests recorded on the books and records of the Borrower. If any Subordinated Lender requests a definitive Subordinated Note, the Borrower shall execute a definitive Subordinated Note substantially in the form of Exhibit C hereto and deliver such definitive Subordinated Note to such Subordinated Lender. Whenever a Subordinated Note in a particular principal amount is to be issued in accordance with this Agreement, such issuance may be accomplished by increasing the outstanding principal amount of any Subordinated Note outstanding and payable to the applicable Subordinated Lender at such time by a like principal amount as provided in the terms of such Subordinated Note. Any consideration received by the Borrower for the issuance of a Subordinated Note shall be deposited or credited, as applicable, to the Custodial Account.

(d) No Subordinated Note may be transferred without the prior written consent of the Administrative Agent; provided that no consent of the Administrative Agent shall be required in the case of a transfer to an Affiliate of a Subordinated Lender, to another Subordinated Lender or to any account or fund managed by the investment manager of the Subordinated Lender (or any Affiliate of such investment manager) so long as (w) the Subordinated Lender gives prior notice of such transfer to the Administrative Agent and the Collateral Agent, (x) the proposed transferee delivers all information reasonably requested by the Administrative Agent, the Collateral Agent and the Borrower to comply with applicable law, (y) satisfactory “know your customer”, “anti-money laundering” and other customary internal procedures and requirements have been completed by the Administrative Agent and the Collateral Agent and (z) satisfactory credit diligence has been completed by the Administrative Agent. Each Subordinated Lender (and any permitted transferee of Subordinated Notes) represents and warrants to and agrees with the Borrower, as of the date hereof and each date on which it acquires Subordinated Notes, that each of the following representations and warranties is true and correct:

(1) Such purchaser (A) is a qualified institutional buyer (as such term is defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”)), (B) is aware that the sale of the Subordinated Notes (the “Securities”) to it is being made in reliance on an exemption from the registration requirements of the Securities Act and (C) is acquiring such Securities for its own account or for one or more accounts, each of which is a qualified institutional buyer, and as to each of which it exercises sole investment discretion and in a principal amount of not less than U.S.$5,000,000, in each case for it and for each such account. It understands that an investment in the Securities involves a high degree of risk. It has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment in such Securities, and it is able to bear the economic risk of such investment.

(2) It understands that the Securities are not transferable except in accordance with this Section 2.09(d) and following receipt by the Borrower and its counsel of certifications regarding the matters to which this Section 2.09(d) relates that are reasonably acceptable to the Borrower, the Administrative Agent and their respective counsel.

(3) It is not purchasing the Securities with a view to the resale, distribution or other disposition thereof in violation of the Securities Act.

(4) The purchaser and each account for which the purchaser is acquiring Securities is a qualified purchaser for purposes of Section 3(c)(7) of the Investment Company Act of 1940, as amended (the “Investment Company Act”).

(5) At the time of its purchase and throughout the period that the Securities are held, the purchaser is neither (a) an “employee benefit plan” (as defined in Section 3(3) of Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) that is subject to the fiduciary responsibilities provisions of ERISA, a “plan” as defined in Section 4975(e)(1) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), that is subject to Section 4975 of the Code, any entity whose underlying assets include “plan assets” by reason of any such employee benefit plan’s or plan’s investment in the entity or a “benefit plan investor” as such term is otherwise defined in any regulations promulgated by the U.S. Department of Labor under Section 3(42) of ERISA nor (b) a governmental, church, non-U.S. or other plan which is subject to any federal, state, local or non-U.S. law substantially similar to the provision of Section 406 of ERISA or Section 4975 of the Code.

SECTION 2.10. Payments.

(a) Any and all payments made by the Borrower under the Credit Documents shall be made in U.S. dollars. Each party hereto agrees that the Available Amount and all such other amounts described in Article VI of the Security Agreement shall be applied in accordance with the priority of payments set forth in Article VI of the Security Agreement and otherwise in accordance with the Credit Documents. The Lenders, the Subordinated Lenders and the Administrative Agent hereby instruct the Collateral Agent to apply the Available Amount and all such other amounts described in Article VI of the Security Agreement in accordance with Article VI of the Security Agreement and otherwise in accordance with the Credit Documents.

SECTION 2.11. Increased Costs; Capital Adequacy.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, assessment, fee, tax, insurance charge, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any the Administrative Agent, any Lender or any Affiliate, participant, successor or assign thereof (each of which shall be an “Affected Party”);

(ii) impose on any Affected Party or any market material to the calculation of the Benchmark in the relevant date of determination any other condition, cost or expense (other than Excluded Taxes and Non-Excluded Taxes) affecting this Agreement or Advances or participation therein or the obligation or right of any Lender to make Advances hereunder;

(iii) change the amount of capital maintained or required or requested or directed to be maintained by any Affected Party; or

(iv) change the rate for, or the manner in which the Federal Deposit Insurance Corporation (or a successor thereto) assesses deposit insurance premiums or similar charges;

and the result of any of the foregoing shall be to increase the cost to or impose a cost upon such Affected Party of funding or making or maintaining any Advance or of maintaining its obligation to make any such Advance or otherwise performing its obligations under the Credit Documents or to increase the cost to such Affected Party or to reduce the amount of any sum received or receivable by such Affected Party, whether of principal, interest or otherwise or to require any payment calculated by reference to the amount of interest or loans received or held by such Affected Party, then the Administrative Agent shall give the Borrower, the Warehouse Collateral Manager and each Subordinated Lender prompt notice thereof and the Borrower shall either pay the aggregate outstanding principal amount of all Advances then outstanding or pay to such Affected Party such additional amount or amounts as will compensate such Affected Party for such additional costs incurred or reduction suffered on the next date that such amounts are available for distribution in accordance with the priority of payments set forth in the Security Agreement.

(b) If any Affected Party determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Affected Party’s capital or on the capital of Affected Party’s holding company, if any, as a consequence of this Agreement or the Advances made by such Affected Party to a level below that which such Affected Party or Affected Party’s holding company could have achieved but for such Change in Law (taking into consideration such Affected Party’s policies and the policies of such Affected Party’s holding company with respect to capital adequacy and liquidity), then the Administrative Agent shall give the Borrower, the Warehouse Collateral Manager and each Subordinated Lender prompt notice thereof and the Borrower shall either pay the aggregate outstanding principal amount of all Advances then outstanding or pay to such Affected Party such additional amount or amounts as will compensate such Affected Party or Affected Party’s holding company for any such reduction suffered on the next date that such amounts are available for distribution in accordance with the priority of payments set forth in the Security Agreement.

(c) A certificate of an Affected Party providing an explanation of the applicable Change in Law and setting forth the amount or amounts necessary to compensate such Affected Party or its holding company, as the case may be, as specified in clause (a) or (b) of this

Section 2.11 shall be delivered to the Borrower and shall be conclusive absent manifest error. In determining any amount provided for in this Section 2.11, the Affected Party may use any reasonable averaging and attribution methods. The Borrower shall pay such Affected Party the amount shown as due on any such certificate on the Interest Payment Date following receipt thereof.

(d) Failure or delay on the part of any Affected Party to demand compensation pursuant to this Section 2.11 shall not constitute a waiver of any Affected Party’s right to demand such compensation; provided that the Borrower shall not be required to compensate any Affected Party pursuant to this Section 2.11 for any increased costs or reductions incurred more than one hundred and eighty (180) days prior to the date that such Affected Party notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Affected Party’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the one hundred and eighty (180)-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e) In the event that any Affected Party shall incur any loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Affected Party to make any purchase or loan or maintain any purchase or loan) as a result of any Advance not being made in accordance with a request therefor under Section 2.03, then, on the Interest Payment Date following written notice from such Affected Party to the Borrower, the Borrower shall pay to such Affected Party, the amount of such loss or expense. Such written notice (which shall include calculations in reasonable detail) shall, in the absence of manifest error, be conclusive and binding upon the Borrower.

SECTION 2.12. Taxes; AML Compliance.

(a) Except as otherwise required by law or in connection with FATCA, all payments made by or on account of an obligation of the Borrower to the Lenders and the Administrative Agent under any Credit Document shall be made free and clear of and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, duties, charges, deductions, withholdings (including backup withholding), assessments, fees or other charges, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto (“Taxes”). If any such Taxes are required to be withheld or deducted (as determined in the good faith discretion of an applicable withholding agent) by applicable law from any amounts payable hereunder, then (i) the Borrower or its agents shall make such deduction or withholding, (ii) the Borrower or its agent shall pay the full amount deducted or withheld to the relevant Governmental Authority, and (iii) if such Taxes are Non-Excluded Taxes, then the sum payable by the Borrower shall be increased as necessary so that after any deduction or withholding on account of such Non-Excluded Taxes has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.12) the amount received by the applicable recipient equals an amount equal to the sum the recipient would have received had no such deduction or withholding for Non-Excluded Taxes been made. The Borrower shall timely pay to the relevant Governmental Authority all Borrower Tax Obligations. As promptly as practicable after the payment of any Taxes or Borrower Tax Obligation by the Borrower pursuant to this Section 2.12, the Borrower shall furnish to the Lenders, the Subordinated Lenders and the Administrative Agent a copy of an official receipt (or a certified copy thereof) evidencing the payment of such Taxes or Borrower Tax Obligation. The Borrower shall indemnify the Lenders and the Administrative Agent for any Non-Excluded Taxes (including Non-Excluded Taxes imposed or asserted on or attributable to amounts payable under this Section 2.12) and any Borrower Tax Obligation levied, imposed or assessed on, or withheld or deducted from a payment to (and whether or not paid directly by) the Lenders or the Administrative Agent and any reasonable expenses arising therefrom or with respect thereto, whether or not such Non-Excluded Taxes and Borrower Tax Obligation are correctly or legally imposed or asserted by the relevant Governmental Authority, promptly upon notice thereof by any Lender or the Administrative Agent. In addition, the Borrower shall, within ten (10) days after written demand by a Lender or the Administrative Agent, indemnify the Lenders and Administrative Agent for any incremental taxes that may become payable by a Lender or the Administrative Agent as a result of any failure of the Borrower to pay any Non-Excluded Taxes or Borrower Tax Obligations, when due to the appropriate Governmental Authority or to deliver to such Lender, Administrative Agent or Subordinated Lender documentation evidencing the payment of the Non-Excluded Taxes or Borrower Tax Obligations in accordance with this Section 2.12(a). A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender shall be conclusive absent manifest error. The indemnity provided for herein shall survive the payment of all the Borrower’s obligations to the Lenders under the Credit Documents and termination of the Credit Documents.

(b) If a Lender receives a refund in respect of any Non-Excluded Taxes or Borrower Tax Obligations as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.12, it shall within thirty (30) days from the date of such receipt pay over the amount of such refund to the Borrower (but only to the extent of indemnity payments made under this Section 2.12 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Lender and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of a Lender, agrees to repay the amount paid over to the Borrower (plus penalties, interest or other charges) to that Lender in the event the Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.12(b), in no event will a Lender be required to pay any amount to the Borrower pursuant to this Section 2.12(b) the payment of which would place the applicable Lender in a less favorable net after-Tax position than the applicable Lender would have been in if the Tax subject to the indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.12(b) shall not be construed to require any Lender to make available its tax returns (or any information relating to its Taxes which it deems confidential) to the Borrower or any other Person.

(c) If a Lender is entitled to an exemption from or reduction of withholding tax with respect to payments made under this Agreement or any other Credit Document, it shall deliver to the Borrower, at the time reasonably requested by the Borrower or the Collateral Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate; provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s reasonable judgment such completion, execution or submission would not subject such Lender to any material unreimbursed cost or expense and would not materially prejudice the legal or commercial position of such Lender. Notwithstanding the above, (i) any Lender that is a “United States person” as defined under Section 7701(a)(30) of the Code shall deliver to the Borrower, the Collateral Agent and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower, the Collateral Agent or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax, (ii) any Lender that is not a “United States person” as defined under Section 7701(a)(30) of the Code shall deliver to the Borrower, the Collateral Agent and the Administrative Agent (in such number of copies as shall be requested by the Borrower, the Collateral Agent or the Administrative Agent) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower, the Collateral Agent or the Administrative Agent), any of the following: (A) with respect to payments of interest under this Agreement or any other Credit Document, executed copies of IRS Form W-8BEN or W-8BEN-E (as applicable) establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “interest” article of an income tax treaty to which the United States is a party and (y) with respect to any other applicable payments under this Agreement or any other Credit Document, IRS Form W-8BEN or W-8BEN-E (as applicable) establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “business profits” or “other income” article of an income tax treaty to which the United States is a party; (B) executed copies of IRS Form W-8ECI; or (C) (x) a certificate to the effect that such person is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) executed copies of IRS Form W-8BEN or W-8BEN-E (as applicable) establishing an exemption from, or reduction of, U.S. federal withholding tax (including any other applicable attachments), (iii) any Lender that is not a “United States person” as defined under Section 7701(a)(30) of the Code shall, at the request of the Borrower, the Collateral Agent or Administrative Agent, and to the extent it is legally entitled to do so, deliver to the Borrower, the Collateral Agent or Administrative Agent (in such number of copies as shall be reasonably requested by the Borrower, the Collateral Agent or the Administrative Agent) on or prior to the date on which such person becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower, the Collateral Agent or Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or reduction in U.S. federal withholding tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower, the Collateral Agent or Administrative Agent to determine the withholding or deduction required to be made, and (iv) each Lender and the Administrative Agent shall provide any information that is requested by the Borrower or the Collateral Agent in connection with FATCA.

(d) Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.12(a) with respect to itself, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Advances affected by such event with the object of avoiding the consequences of such event; provided that such designation is made on terms that, in the reasonable judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section 2.12(d) shall affect or postpone any of the obligations of the Borrower or the rights of such Lender pursuant to Section 2.12(a). The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation.

(e) The Borrower intends to treat, and each Lender and Subordinated Lender agree to treat, the Advances as debt of, and the Subordinated Notes as equity in, the Borrower, for U.S. federal income tax purposes, and not to take any positions inconsistent with such positions unless otherwise required by law.

(f) [Reserved].

(g) Each Subordinated Lender will timely furnish the Borrower and the Administrative Agent any tax forms or certifications (such as an applicable IRS Form W-8 (together with appropriate attachments), IRS Form W-9, or any successors to such IRS forms) that the Borrower or the Administrative Agent reasonably request in order to (A) make payments to it without, or at a reduced rate of, deduction or withholding, (B) qualify for a reduced rate of deduction or withholding in any jurisdiction from or through which they receive payments, or (C) satisfy reporting and other obligations under the Code, Treasury Regulations or any other applicable law, and shall update or replace such tax forms or certifications as appropriate or in accordance with their terms or subsequent amendments. Each Subordinated Lender acknowledges that the failure to provide, update or replace any such tax forms or certifications may result in the imposition of withholding or back up withholding upon payments to such Subordinated Lender, or to the Borrower. Amounts withheld pursuant to applicable tax laws by the Borrower or its agents will be treated as having been paid to a Subordinated Lender by the Borrower.

SECTION 2.13. Increase in the Maximum Facility Amount.

(a) Request for Increase. Provided there exists no Default, Event of Default or LTV Ratio Event, and subject to compliance with the terms of this Section 2.13, upon notice to the Administrative Agent and each Lender, the Borrower may elect to request, at any time and from time to time prior to the Commitment Termination Date, to increase the amount set forth in clause (x) of the definition of Maximum Facility Amount (each such increase, shall be referred to herein as a “Facility Increase”).

(b) Conditions to Effectiveness of Increase. The following are conditions precedent to such increase:

(i) the Borrower, the Administrative Agent and the Lenders shall execute a Facility Increase Notice;

(ii) the Facility Increase Notice shall specify the date (the “Facility Increase Date”) on which the Administrative Agent and each Lender agree that the Facility Increase is effective and any related modifications or conditions applicable to such Facility Increase; and

(iii) each of the Administrative Agent and each Lender shall have consented to the Facility Increase and the Facility Increase Date in its sole discretion, subject to, inter alia, each Lender receiving all necessary internal approvals in connection with such Facility Increase.

ARTICLE III

[Reserved]

ARTICLE IV

Representations and Warranties

SECTION 4.01. Representations and Warranties of the Borrower.

The Borrower represents and warrants to the Administrative Agent, the Lenders and the Subordinated Lenders, as of the date of this Agreement and the date of each Advance, that:

(a) Organization; Powers. It is an exempted company duly incorporated and validly existing and in good standing under the laws of its jurisdiction of organization and has the full corporate power and authority to own its assets, to enter into the Credit Documents and to perform the Transactions.

(b) Authorization; Enforceability. The Transactions have been duly authorized by all necessary corporate and, if required, stockholder action. The Credit Documents have been duly executed and delivered by the Borrower and constitute legal, valid and binding obligations of the Borrower, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(c) Governmental Approvals; No Conflicts. The Transactions (i) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, except as would not reasonably be expected to have a Material Adverse Effect, (ii) will not violate any applicable law or regulation or the memorandum and articles of association or other organizational documents of the Borrower or any order of any Governmental Authority, (iii) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower and (iv) will not result in the creation or imposition of any Lien on any asset of the Borrower (other than the Lien on such assets created by the Security Agreement).

(d) Financial Condition. As of the date of this Agreement, the Borrower (i) has no existing material liabilities or contingent obligations except the Initial Subnotes and under the Credit Documents and (ii) has no Affiliates. The Borrower has issued no stock or other equity interests other than its ordinary shares. All payments that the Borrower may make in respect of the Subordinated Notes are subject to the priority of payments set forth in the Security Agreement.

(e) Litigation. No actions or proceedings at law or in equity are pending (or, to its knowledge, threatened) against it before any court, tribunal, governmental body, agency or official or any arbitrator that could reasonably be expected to result in a Material Adverse Effect.

(f) Compliance with Laws and Agreements. The Borrower is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(g) Investment Company Status. The Borrower is not required to register as an “investment company” under the Investment Company Act.

(h) Disclosure. The Borrower has disclosed to the Administrative Agent all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No reports, financial statements, certificates or other information have been furnished by or on behalf of the Borrower to the Administrative Agent in connection with the negotiation of the Credit Documents or delivered thereunder.

(i) No Defaults. No Default has occurred or is continuing. With respect to each Warehouse Asset, such Warehouse Asset is not a Defaulted Asset as of the date on which the Borrower entered into an irrevocable commitment to purchase it.

(j) Eligibility. With respect to each Warehouse Asset, as of the date on which the Borrower entered into an irrevocable commitment to purchase it, such Warehouse Asset satisfies the Eligibility Criteria and the Concentration Limits set forth in Exhibit B, and the Eligibility Standard.

(k) Valid Security Interest. With respect to each Warehouse Asset, as of the date on which the Borrower entered into an irrevocable commitment to purchase it, the applicable governing documents do not prohibit the Granting and perfection of a first priority security interest in such Warehouse Asset.

(l) Borrower Sophistication. The Warehouse Collateral Manager (acting on behalf of the Borrower) is a sophisticated purchaser with respect to interests in the Warehouse Assets and none of the Lenders nor the Administrative Agent have given any investment, legal or other advice or rendered any opinion as to whether the purchase of any Warehouse Asset is prudent, and the Borrower is not relying on any representation, warranty, investment, legal or other advice by any Lender or the Administrative Agent except as expressly set forth in this Agreement.

(m) Withholding Tax Forms. Except with respect to any Warehouse Assets with respect to which the Borrower is entitled to a full gross-up from the obligor of such Warehouse Asset for any and all withholding taxes, the Borrower has completed and delivered, or the Warehouse Collateral Manager has completed and delivered on its behalf, to such parties as are necessary, such forms as are required of it by the documents governing such Warehouse Assets, the taxing authorities of the United States, or other jurisdictions, if applicable, to establish that no payment or distribution under any documents governing such Warehouse Assets shall be subject to withholding taxes imposed by the taxing authorities of the United States, or other jurisdictions, if applicable.

(n) No Fiduciary Duty. The Borrower acknowledges that none of the Administrative Agent, any Lender or any of a Lenders’ Affiliates shall have any fiduciary duty, duty of loyalty, duty of care, duty of disclosure or other obligation whatsoever to the Borrower, any Subordinated Lender or any of the Related Companies.

(o) No Plan Assets. The Borrower is neither (a) an “employee benefit plan” (as defined in Section 3(3) of Title I of ERISA) that is subject to the fiduciary responsibilities provisions of ERISA, a “plan” as defined in Section 4975(e)(1) of the Code that is subject to Section 4975 of the Code, any entity whose underlying assets include “plan assets” by reason of any such employee benefit plan’s or plan’s investment in the entity or a “benefit plan investor” as such term is otherwise defined in any regulations promulgated by the U.S. Department of Labor under Section 3(42) of ERISA nor (b) a governmental, church, non-U.S. or other plan which is subject to any federal, state, local or non-U.S. law substantially similar to the provision of Section 406 of ERISA or Section 4975 of the Code.

SECTION 4.02. Representations and Warranties of each Subordinated Lender.

Each Subordinated Lender hereby represents and warrants to the Administrative Agent, the Lenders and the Borrower, as of the date of this Agreement and the date of each Advance, as follows:

(a) Organization; Powers. It is a company duly organized and validly existing and in good standing under the laws of its jurisdiction of organization and has the full power and authority to own its assets, to conduct its business and to enter into the Credit Documents to which it is a party.

(b) Authorization; Enforceability. The Credit Documents to which it is a party have been duly authorized by all necessary organizational action on the part of such Subordinated Lender. The Credit Documents to which it is a party have been duly executed and delivered by it and constitute the legal, valid and binding obligations of such Subordinated Lender, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(c) Governmental Approvals; No Conflicts. The execution and performance of the Credit Documents to which it is a party (i) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, except as would not reasonably be expected to have a Material Adverse Effect, (ii) will not violate any applicable law or regulation or the charter or other organizational documents of such Subordinated Lender or any order of any Governmental Authority and (iii) will not violate or result in a default under any indenture, agreement or other instrument binding upon such Subordinated Lender or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower, except as would not reasonably be expected to have a Material Adverse Effect.

(d) Litigation. No actions or proceedings at law or in equity are pending (or, to its knowledge, threatened) against it before any court, tribunal, governmental body, agency or official or any arbitrator that could reasonably be expected to result in a Material Adverse Effect.

(e) Compliance with Laws and Agreements. Such Subordinated Lender is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing with respect to such Subordinated Lender hereunder.

(f) No Fiduciary Duty. Such Subordinated Lender acknowledges that none of the Administrative Agent, any Lender or any Lender’s Affiliates shall have any fiduciary duty, duty of loyalty, duty of care, duty of disclosure or other obligation whatsoever to the Borrower, any Subordinated Lender or any of the Related Companies.

ARTICLE V

Conditions

SECTION 5.01. Effective Date. This Agreement shall not become effective until the date (such date, the “Effective Date”) that each of the following conditions is satisfied (or waived in accordance with Section 10.02):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include electronic mail transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the authorization, execution and delivery of the Credit Documents, the Transactions and any other legal matters relating to the Borrower, the Subordinated Lenders, the Warehouse Collateral Manager, the Credit Documents or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(c) The Administrative Agent shall have received copies of the other Credit Documents, each duly executed by each party thereto, together with evidence satisfactory to the Administrative Agent (and its counsel) that, upon the filing and recording of instruments delivered as of the Warehouse Closing Date, the Collateral Agent (for the benefit of the Administrative Agent and the Lenders) shall have a valid and perfected first priority security interest in the Collateral, including (x) such documents duly executed by the Borrower or the Subordinated Lenders, as applicable, as the Administrative Agent may request with respect to the perfection of the Collateral Agent’s first priority security interests in the Collateral (including financing statements under the UCC and other applicable documents under the laws of any jurisdiction with respect to the perfection of Liens created by the Collateral Documents), (y) copies of UCC search reports as of a recent date listing all effective financing statements that name the Borrower as debtor, together with copies of such financing statements, none of which shall cover the Collateral except for those filed in accordance with the Collateral Documents and (z) if so requested, legal opinions from transaction counsel satisfactory to the Administrative Agent as to perfection and priority of the Collateral Agent’s security interest in the Collateral.

SECTION 5.02. Each Borrowing. The obligation of the Lenders to make an Advance on the occasion of any Borrowing is subject to the satisfaction of the following conditions on and as of the date of such Borrowing:

(a) The representations and warranties of the Borrower and the Subordinated Lenders set forth in the Credit Documents and of the Warehouse Collateral Manager set forth in the Warehouse Collateral Management Agreement shall be true and correct (after giving effect to all applicable qualifications relating to materiality set forth herein).

(b) The covenants of the Borrower and the Subordinated Lenders set forth in the Credit Documents and of the Warehouse Collateral Manager set forth in the Warehouse Collateral Management Agreement shall not have been breached (after giving effect to any applicable grace periods set forth herein).

(c) At the time of and immediately after giving effect to such Borrowing, no Default shall have occurred and be continuing.

(d) The Administrative Agent shall have received an Approval Request (if applicable) and a Borrowing Request as set forth in Section 2.03 and such other documents and certificates as the Administrative Agent or its counsel may reasonably request, and the Administrative Agent shall have approved such Approval Request if the proceeds of such Borrowing are intended to purchase Warehouse Assets.

(e) Each Warehouse Asset to be acquired by the Borrower satisfies the Eligibility Criteria, the Concentration Limits, and the Eligibility Standard.

(f) The Initial Subnotes and all other Subordinated Notes have been purchased in accordance with Section 2.09(b)(ii), and 100% of the cash that the Borrower has received from the issuance of Subordinated Notes shall have been (x) applied to purchase Warehouse Assets, (y) deposited into the Reserve Account and applied as set forth in Section 2.03(b) or (z) in the case of Subordinated Notes other than the Initial Subnotes, applied as otherwise permitted by Section 2.07(a) or Section 2.09(b)(i).

(g) Prior to the Pricing Date, at the time of such Borrowing, no LTV Ratio Event shall have occurred and be continuing and no LTV Ratio Event will occur immediately after giving effect to such Borrowing.

(h) For the avoidance of doubt, the Commitment Termination Date shall not have occurred.

Each Borrowing Request shall be deemed to constitute a representation and warranty by the Borrower and the Subordinated Lenders on the date thereof as to (x) in the case of the Borrower, the matters specified in this Section 5.02 and (y) in the case of the Subordinated Lenders, the matters specified in clauses (a) and (b) of this Section 5.02.

ARTICLE VI

Affirmative Covenants

SECTION 6.01. Affirmative Covenants of the Borrower. Until the occurrence of the Maturity Date and the payment in full of the Obligations, the Borrower covenants and agrees with the Administrative Agent and the Lenders that:

(a) Notices of Material Events. The Borrower will furnish or cause to be furnished to the Administrative Agent prompt written notice of the occurrence of any Default or any other development with respect to the Borrower or the Warehouse Assets of which it obtains actual knowledge that would reasonably be expected to result in a Material Adverse Effect (or, without limitation, any judgment against the Borrower). Each notice delivered under this Section 6.01(a) shall be accompanied by a statement of an officer of the Warehouse Collateral Manager setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

(b) Existence; Conduct of Business. The Borrower will do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business. The Borrower shall (i) ensure that all corporate or other formalities regarding its existence (including holding board of directors’ and shareholders’, or other similar, meetings to the extent required) or registrations are followed, (ii) maintain its books and financial statements and records separate from the books and financial statements, if any, and records of any other Person or entity and (iii) conduct its business, and otherwise hold itself out to the public, in its own name, as a separate and independent entity.

(c) Payment of Taxes. The Borrower will duly and timely pay and discharge all material taxes which might become a Lien upon any of its properties or assets except to the extent that such items are being in good faith appropriately contested and appropriate reserves are being set aside.

(d) Compliance with Laws. The Borrower will comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(e) Use of Proceeds. The Borrower will use the proceeds of each Advance made pursuant to this Agreement to (x) settle purchased Warehouse Assets or (y) deposit into the Reserve Account to be applied as set forth in Section 2.03(b). The Borrower will use any proceeds from the issuance of the Subordinated Notes only to (i) settle purchased Warehouse Assets, (ii) make a deposit into the Reserve Account to be applied as set forth in Section 2.03(b) or (iii) repay Advances. The Borrower will not use the proceeds of any Advances or the proceeds of any Subordinated Notes, directly or indirectly, immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U promulgated by the Federal Reserve Board) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose. The Borrower shall cause all Warehouse Assets to be credited to, and all amounts received in respect of the Warehouse Assets to be deposited in, the Custodial Account. In connection with the acquisition, ownership and Liquidation of the Warehouse Assets and the management of the Borrower’s affairs and operations generally, the Borrower will comply (and use its best efforts to ensure that the Warehouse Collateral Manager acting on the Borrower’s behalf complies) with all of the provisions set forth in Exhibit B hereto. The Borrower will deposit all Variation Margin Payments into the Variation Margin Account immediately upon receipt.

(f) Eligibility of Warehouse Assets. Subject to Section 7.04(b), the Borrower will use commercially reasonable efforts to Liquidate any asset that does not meet the Eligibility Standard (based upon the reasonable determination by the Administrative Agent in consultation with the Warehouse Collateral Manager, that such asset will be ineligible for the CLO) prior to the Closing Date.

(g) Sales and Repayments of Warehouse Assets. If any Warehouse Asset is Liquidated by the Borrower or the Borrower receives any repayment of principal in respect of any Warehouse Asset, the proceeds thereof shall be applied in accordance with Article VI of the Security Agreement.

(h) Amendments to Warehouse Assets. If the Borrower or the Warehouse Collateral Manager receives any notice or other communication concerning any amendment, supplement, consent, waiver or other modification of any Warehouse Asset or any related underlying instrument or rights thereunder (other than, in each case, those that are technical or clerical in nature) (each, an “Amendment”), or makes or is required to make any affirmative determination to exercise or refrain from exercising any rights or remedies thereunder, the Warehouse Collateral Manager will give prompt notice thereof to the Administrative Agent. In any such event, the Borrower may exercise all voting and other powers of ownership relating to such Amendment or the exercise of such rights or remedies as directed by the Warehouse Collateral Manager; provided that the Borrower shall not exercise its voting or other powers of ownership relating to any Material Amendment without the prior written consent of the Administrative Agent (determined in its commercially reasonable good faith discretion); provided, further that if such vote, consent, right, remedy, action or inaction results in the asset becoming ineligible for the CLO (based upon the determination of the Administrative Agent that such assets do not satisfy the Eligibility Standard), then such asset shall be Liquidated as soon as reasonably practicable prior to the Closing Date, unless such exercise of vote, consent, right, remedy, action or inaction is approved by the Administrative Agent, in writing, in its commercially reasonable good faith discretion. “Material Amendment” means any Amendment of a Warehouse Asset that (a) reduces the principal amount of such Warehouse Asset, (b) reduces the rate of interest or any fee payable on such Warehouse Asset, (c) postpones the due date of any scheduled payment or distribution in respect of such Warehouse Asset, (d) changes the maturity date of such Warehouse Asset, (e) alters, in a manner adverse to the Borrower, the pro rata allocation or sharing of payments or distributions required by any related underlying instrument, (f) releases any material guarantor of such Warehouse Asset from its obligations, (g) terminates or releases any lien or other security securing such Warehouse Asset, (h) changes any of the provisions of any such underlying instrument that has the effect of reducing the number or percentage of lenders required to effect any of the foregoing or (i) changes any of the covenants related to the financial condition of the obligor, including, but not limited to, those related to the ratio of funded indebtedness to EBITDA, senior funded indebtedness to EBITDA, interest and fixed charge coverage ratios, minimum EBITDA, and maintenance of capital funds.

(i) Rule 17g-5 Compliance. The Borrower has complied, and will comply, with all undertakings related to Rule 17g-5 made by it or on its behalf to each rating agency hired to provide the initial credit ratings on the CLO Securities.

(j) Certain Tax Matters. (i) The Borrower shall not elect to be classified as other than a disregarded entity or partnership for U.S. federal income tax purposes, and the Borrower shall not take any other action or actions that would cause it to be classified, taxed or treated as a corporation or publicly traded partnership taxable as a corporation for U.S. federal income tax purposes (including transferring interests in the Borrower on or through an established securities market or secondary market (or the substantial equivalent thereof), within the meaning of Section 7704(b) of the Code (and Treasury Regulations thereunder)

(ii) The Borrower has filed all federal, state and other tax returns and reports required to be filed by it under applicable law, and has paid or caused to be paid all federal, state and other Taxes levied or imposed upon it or its properties, income or assets otherwise due and payable by it under applicable law, except those which are being contested in good faith by appropriate proceedings diligently conducted. There is no tax assessment proposed in writing against the Borrower. The Borrower is not party to any tax sharing agreement.

(iii) The Borrower shall only have partners or owners that are treated as a “United States person” as defined under Section 7701(a)(30) of the Code or that are disregarded entities owned by a “United States person” as defined under Section 7701(a)(30) of the Code and shall not recognize the transfer of any interest in the Borrowers that constitutes equity for U.S. federal income tax purposes to a Person that is not a “United States person” as defined under Section 7701(a)(30) of the Code.

(k) Purchases of Warehouse Assets after Pricing Date. On and after the Pricing Date, the Borrower shall use commercially reasonable efforts to purchase Warehouse Assets such that as of the Closing Date the par amount of Warehouse Assets is not less than the most recent amount disclosed in writing to any potential investor in the CLO Securities, with the consent of the Warehouse Collateral Manager, as the minimum par amount of collateral assets or, if no minimum is disclosed, the amount determined by the Administrative Agent in its reasonable judgment and consented to by the Warehouse Collateral Manager.

SECTION 6.02. Affirmative Covenants of the Subordinated Lenders SECTION 6.03. . Until the occurrence of the Maturity Date and the payment in full of the Obligations (other than contingent indemnity obligations), each of the Subordinated Lenders covenants and agrees with the Borrower, the Administrative Agent and the Lenders that:

(a) Existence; Conduct of Business. Such Subordinated Lender will do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) Compliance with Laws; Litigation. Such Subordinated Lender will comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(c) Subordinated Notes; Priority of Interests. All Subordinated Notes are expressly subordinated to all the Obligations and shall be subject to the priority of payments set forth in Article VI of the Security Agreement and such Subordinated Lender shall take no action to dispute or otherwise seek to modify such terms.

ARTICLE VII

Negative Covenants

Until the occurrence of the Maturity Date and the payment in full of the Obligations, the Borrower covenants and agrees with the Administrative Agent and the Lenders that without the prior written consent of the Administrative Agent (which consent may be withheld in the sole and absolute discretion of the Administrative Agent):

SECTION 7.01. Indebtedness. The Borrower will not incur any liability or contingent obligation (other than fees and expenses under an administration agreement with its administrator in its jurisdiction of incorporation), except as contemplated by the Credit Documents, and will not create any subsidiaries or have any other Affiliates other than any subsidiary formed to be co-issuer of the CLO Securities. The Borrower will not issue any preference shares or similar instruments other than the ordinary shares of the Borrower and the Subordinated Notes.

SECTION 7.02. Liens. The Borrower will not create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except as contemplated by the Credit Documents.

SECTION 7.03. Fundamental Changes. Unless consented by the Administrative Agent in its sole discretion, the Borrower will not (i) merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, (ii) sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any substantial part of its assets or (iii) divide or permit any division of it or enter into a plan of division with respect to it, in each case, except as contemplated by the Credit Documents and the Warehouse Collateral Management Agreement. The Borrower shall not elect to be treated other than as a disregarded entity or partnership for U.S. federal income tax purposes.

SECTION 7.04. Purchase and Sale of Warehouse Assets. (a) The Borrower shall not purchase or enter into any commitments to purchase any Warehouse Assets prior to the Effective Date or on or after the Commitment Termination Date. After the Effective Date, the Borrower shall not purchase or enter into any commitments to purchase any Warehouse Assets if the Aggregate Traded Amount would equal or exceed the Maximum Traded Portfolio Amount after giving effect to such purchase and commitment to purchase.

(b) The Borrower shall not purchase any Warehouse Asset without the prior written consent of the Administrative Agent pursuant to Section 2.03(a). Prior to the Pricing Date, the Borrower shall not enter into any commitment to acquire any Warehouse Assets on any date on which an LTV Ratio Event has occurred and is continuing. For the avoidance of doubt, prior to the earlier of the occurrence of an Event of Default and the Maturity Date, the Borrower may, at the direction of the Warehouse Collateral Manager, sell Warehouse Assets without the consent of the Administrative Agent, but shall provide notice of any such sale as soon as reasonably practicable before (or, if not practicable, after) the trade date for each such sale; provided that, on any date on which the LTV Ratio equals or exceeds the Maximum LTV Ratio, the Borrower may not sell any Warehouse Asset without the prior written consent of the Administrative Agent.

(c) The Borrower will not purchase any Warehouse Asset from the Administrative Agent or any of its Affiliates with the proceeds of any Advance made by Morgan Stanley Bank, N.A. in its capacity as a Lender; provided that the unintentional violation of this provision shall not constitute an Event of Default so long as the Warehouse Collateral Manager, on behalf of the Borrower, uses commercially reasonable efforts to cancel any trade which it determines to be in violation of this covenant prior to the date of settlement of such trade.

SECTION 7.05. Separate Existence. The Borrower shall not take any action, or conduct its affairs in a manner, that is likely to result in its separate existence being ignored or in its assets and liabilities being substantively consolidated with any other Person in a bankruptcy, reorganization or other insolvency proceeding. Without limiting the foregoing, (a) the Borrower shall not have any subsidiaries (other than any co-issuer formed for the purpose of co-issuing the CLO Securities) without the prior written consent of the Administrative Agent and (b) the Borrower shall not (i) (A) have any employees, engage in any transaction with any shareholder that would constitute a conflict of interest or pay dividends; provided that the foregoing shall not prohibit the Borrower from entering into the transactions contemplated by its administration agreement with its corporate administrator or (B) pay any amounts other than in accordance with the terms of the Collateral Documents, (ii) commingle its funds with those of any other Person or entity; or (iii) hold itself out as being liable for the debts of any other entity, nor agree to permit the Subordinated Lenders to hold themselves out as liable for the debts of the Borrower.

SECTION 7.06. Other Business. The Borrower will not engage in any business, undertake any activity or enter into any transaction other than the transactions contemplated by the Credit Documents, or other such acts or transactions customarily undertaken or consummated in connection with the issuance of securities under a collateralized loan obligation transaction; provided that the Borrower may enter into other agreements with MS&Co. or its Affiliates and neither such agreement nor the transactions contemplated thereby shall constitute a violation of this Section 7.06 specifically or this Article VII generally.

ARTICLE VIII

Events of Default

SECTION 8.01. Events of Default.

Each of the following events shall be an Event of Default:

(a) the Borrower shall fail to pay (i) any principal of any Advance and/or (ii) the Startup Expenses or any Obligation payable to MS&Co., in each case, when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise, except where such failure results from an administrative or technical failure in the banking system unrelated to the Borrower and the amount in question is paid within three (3) Business Days of the relevant due date or date fixed for prepayment;

(b) the Borrower shall fail to pay any interest on any Advance or any other amount payable under any Credit Document when and as the same shall become due and payable, except where such failure results from an administrative or technical failure in the banking system unrelated to the Borrower and the amount in question is paid within three (3) Business Days of the relevant due date or date fixed for prepayment;

(c) on any date prior to the Pricing Date, any Subordinated Lender shall not make a Variation Margin Payment in accordance with Section 2.09(a)(i)(B) within three (3) Business Days of receiving a notice under Section 2.09(a)(i)(B); provided that, for the avoidance of doubt, no Subordinated Lender shall have any liability for the failure to make a Variation Margin Payment and no Subordinated Lender is a guarantor of the Obligations hereunder;

(d) any representation or warranty made or deemed made by or on behalf of the Borrower or any Subordinated Lender in or in connection with any Credit Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, or other document furnished pursuant to or in connection with any Credit Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made, and the Borrower or Subordinated Lender, as applicable, fails to cure such breach within 30 days following the earlier of (i) the date on which the Borrower or Subordinated Lender, as applicable, obtains actual knowledge of such breach and (ii) the date on which the Borrower or Subordinated Lender, as applicable, receives written notice of such breach;

(e) the Borrower or any Subordinated Lender shall fail to observe or perform in any material respect any covenant, condition or agreement contained in any Credit Document, including the issuance to a Subordinated Lender of Subordinated Notes by the Borrower pursuant to Section 2.09 and the purchase by a Subordinated Lender of Subordinated Notes pursuant to Section 2.09(a)(iii) at the time directed by the Administrative Agent, and, other than in connection with any breach of any provision of Article VII or the purchase by a Subordinated Lender of Subordinated Notes pursuant to Section 2.09(a)(iii), the Borrower or Subordinated Lender, as applicable, fails to cure such failure within 30 days following the earlier of (i) the date on which the Borrower or Subordinated Lender, as applicable, obtains actual knowledge of such failure and (ii) the date on which the Borrower or Subordinated Lender, as applicable, receives written notice of such failure;

(f) [reserved;]

(g) (i) the Borrower or, if such Subordinated Lender has not purchased its pro rata share of the Subordinated Lender Commitment, any Subordinated Lender shall fail to make any payment on (x) any indebtedness (other than any payment that is required to be made to the Lenders under the Credit Documents) or (y) any guaranty obligation in respect of indebtedness of any other Person, and, in each case, such failure relates to indebtedness having a principal amount of $1,000,000 or more in the case of the Borrower or $5,000,000 or more in the case of a Subordinated Lender, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to any such indebtedness as described in clause (i) above, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such indebtedness or (iii) any such indebtedness as described clause (i) above shall become or be declared to be due and payable, or be required to be prepaid or repurchased (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof;

(h) one or more judgments or orders (or other similar process) involving, in the case of money judgments, an aggregate amount that exceeds $1,000,000 in the case of the Borrower or $5,000,000 in the case of a Subordinated Lender, to the extent not covered by insurance, shall be rendered against one or more of the Borrower or, if such Subordinated Lender has not purchased its pro rata share of the Subordinated Lender Commitment, any Subordinated Lender;

(i) any material provision (as determined by the Administrative Agent in its sole discretion) of any Credit Document or the Warehouse Collateral Management Agreement after delivery thereof shall for any reason fail or cease to be valid and binding on, or enforceable against, the Borrower or any Subordinated Lender, or the Borrower or any Subordinated Lender shall so state in writing;

(j) any Collateral Document shall for any reason fail or cease to create a valid and enforceable Lien on any Collateral purported to be covered thereby or, except as permitted by the Credit Documents, such Lien shall fail or cease to be a perfected and first priority Lien, or any of the Borrower or any Subordinated Lender shall so state in writing;

(k) (i) the Borrower, any Subordinated Lender shall generally not pay its debts as such debts become due, shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors, (ii) any proceeding shall be instituted by or against the Borrower, any Subordinated Lender seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts, under any law, rule or regulation relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a custodian, receiver, trustee or other similar official for it or for any substantial part of its property; provided, however, that, in the case of any such proceedings instituted against the Borrower or any Subordinated Lender (but not instituted by the Borrower or any Subordinated Lender), either such proceedings shall remain undismissed or unstayed for a period of thirty (30) days or more or any action sought in such proceedings shall occur, or (iii) the Borrower or any Subordinated Lender shall take any corporate action to authorize any action set forth in clauses (i) or (ii) above; or

(l) the occurrence of a Collateral Manager Default.

SECTION 8.02. Remedies. During the continuance of an Event of Default (other than an Event of Default described in Section 8.01(l)), and at any time thereafter, the Administrative Agent may by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitment, and thereupon the Commitment shall terminate immediately, and (ii) declare the Advances then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Advances so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in Section 8.01(l), the Commitment shall automatically terminate and the principal of the Advances then outstanding, together with accrued interest thereon and all fees and other Obligations, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. In addition to the remedies set forth above, the Administrative Agent and the Collateral Agent may exercise any remedies provided for by the Collateral Documents in accordance with the terms thereof or any other remedies provided by applicable law, including, without limitation, rights and remedies of a secured party under the UCC.

The powers conferred on the Administrative Agent, the Collateral Agent and the Lenders hereunder are solely to protect their respective interests in the Collateral and shall not impose any duty upon it to exercise any such powers. Each Lender, the Collateral Agent and the Administrative Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to the Borrower or any other Person for any act or failure to act hereunder, except for its or their own gross negligence or willful misconduct.

ARTICLE IX

The Administrative Agent and the Collateral Agent

SECTION 9.01. The Administrative Agent

(a) The Lenders hereby appoint Morgan Stanley Senior Funding, Inc. as the Administrative Agent and authorize the Administrative Agent to take such action as agent on their behalf and to exercise such powers under this Agreement and the other Credit Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. The Administrative Agent will not receive a fee for its services hereunder. The Administrative Agent shall act solely as the agent of the Lenders and neither the Borrower nor any other Person shall be a third party beneficiary of the Administrative Agent’s rights and duties under the Credit Documents.

(b) If applicable, the Administrative Agent shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the Administrative Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower as if it were not the Administrative Agent hereunder.

(c) The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Credit Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing and (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers except as provided in the Credit Documents or as directed in writing by the Lenders. The Administrative Agent shall not be liable for any action taken or not taken by it in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice thereof is given to the Administrative Agent, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Credit Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, or (iii) the validity, enforceability, effectiveness or genuineness of any Credit Document or any other agreement, instrument or document.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent with due care. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Affiliates. The exculpatory provisions of this Section 9.01 shall apply to any such sub-agent and to the Affiliates of the Administrative Agent and any such sub-agent, and shall apply to their respective activities as Administrative Agent.

Anything in this Agreement notwithstanding, in no event shall the Administrative Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including lost profits), even if the Administrative Agent has been advised of such loss or damage and regardless of the form of action.

The Administrative Agent shall not be liable for any error of judgment made in good faith by an officer or officers of the Administrative Agent, unless it shall be conclusively determined by a court of competent jurisdiction that the Administrative Agent was grossly negligent or engaged in willful misconduct in ascertaining the pertinent facts.

(d) Each Lender and each Subordinated Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into the applicable Credit Documents. Each Lender and each Subordinated Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon the applicable Credit Documents, any related agreement or any document furnished hereunder or thereunder.

(e) The Administrative Agent shall not resign or assign its role as Administrative Agent without the prior written consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed) and may not be removed so long as Morgan Stanley Bank, N.A. or its Affiliate is a Lender; provided that the Administrative Agent may assign its role as Administrative Agent without the prior written consent of the Borrower or any other Person (x) to an Affiliate at any time and (y) if it is prohibited from acting as Administrative Agent by any law, regulation, rule or order of any Governmental Authority, to any other Person at any time upon the promulgation of such law, regulation, rule or order; provided, further, that, if Morgan Stanley Bank, N.A. or its Affiliate ceases to be a Lender, the Administrative Agent may resign as Administrative Agent without further action by any Person. Upon any resignation or removal of the Administrative Agent, the Lenders shall have the right to appoint a successor, which successor must be a Lender or an Affiliate thereof. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor or assignee, such successor or assignee shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Credit Documents. After the Administrative Agent’s resignation, assignment or removal hereunder, the provisions of this Section 9.01 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Affiliates in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

SECTION 9.02. The Collateral Agent

(a) The Administrative Agent and the Lenders hereby appoint Deutsche Bank National Trust Company as the Collateral Agent and authorize the Collateral Agent to take such action as agent on their behalf and to exercise such powers under this Agreement and the other Credit Documents as are expressly delegated to the Collateral Agent under such agreements and to exercise such powers as are reasonably incidental thereto. Without limiting the foregoing, the Administrative Agent and the Lenders hereby direct and authorize the Collateral Agent to execute and deliver, and to perform its obligations under, each of the Credit Documents to which the Collateral Agent is a party, to exercise all rights, powers and remedies that the Collateral Agent may have under such Credit Documents. The Collateral Agent shall act solely as the agent of the Lenders and the Administrative Agent and neither the Borrower nor any other Person shall be a third party beneficiary of the Collateral Agent’s rights and duties under the Credit Documents.

(b) Without limiting the generality of the foregoing, the Collateral Agent shall have the sole and exclusive right and authority to (i) act as the disbursing and collecting agent for the Lenders and the Administrative Agent with respect to all payments and collections arising in connection herewith and with the Collateral Documents, including, without limitation, apply the Available Amount and the Variation Margin Amount in accordance with Article VI of the Security Agreement, (ii) execute and deliver each Collateral Document to which it is a party and accept delivery of each such agreement delivered by the Borrower, any Subordinated Lender or the Warehouse Collateral Manager, (iii) act as collateral agent for the Lenders and the Administrative Agent for purposes of the perfection of all security interests and Liens created by such agreements and all other purposes stated therein, provided, however, that the Lenders hereby appoint, authorize and direct the Administrative Agent and each of its Affiliates to act as collateral sub-agent for the Collateral Agent and the Lenders for purposes of the perfection of all security interests and Liens with respect to the Collateral, including the Custodial Account, the Variation Margin Account, the Reserve Account and any other deposit or securities accounts maintained by the Securities Intermediary and cash and Eligible Investments held by the Borrower or the Securities Intermediary on behalf of the Borrower, (iv) manage, supervise and otherwise deal with the Collateral, as directed by the Administrative Agent, (v) take such action, as directed by the Administrative Agent, as is necessary or desirable to maintain the perfection and priority of the security interests and Liens created or purported to be created by the Collateral Documents and (vi) except as may be otherwise specifically restricted by the terms hereof or of any other Credit Document, exercise all remedies given to the Collateral Agent, the Administrative Agent or the Lenders with respect to the Collateral under the Credit Documents relating thereto, applicable law or otherwise, as directed by the Administrative Agent.

(c) The Collateral Agent may be removed or resign, and a successor Collateral Agent may be appointed, as set forth in Section 5.7 of the Security Agreement.

(d) The Collateral Agent shall enjoy the same rights, protections, immunities and indemnities granted to it under the Collateral Documents, including the Security Agreement, when acting hereunder.

SECTION 9.03. Return of Certain Payments

(a) Each Lender (and each Participant of any Lender, by its acceptance of a participation) hereby acknowledges and agrees that if the Administrative Agent or the Collateral Agent notifies such Lender that the Administrative Agent or the Collateral Agent, as applicable, has reasonably determined that any funds (or any portion thereof) received by such Lender (any of the foregoing, a “Recipient”) from the Administrative Agent or the Collateral Agent (or any of their respective Affiliates) were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Recipient (whether or not known to such Recipient) (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) and demands the return of such Payment, such Recipient shall promptly, but in no event later than two Business Days after the later of (x) the date on which such Payment was received and (y) the date on which notice of such Payment was received by the Recipient, return to the Administrative Agent or the Collateral Agent, as applicable, the amount of any such Payment as to which such a demand was made. A notice of the Administrative Agent or the Collateral Agent to any Recipient under this Section shall be conclusive, absent manifest error.

(b) Without limitation of clause (a) above, each Recipient further acknowledges and agrees that if such Recipient receives a Payment from the Administrative Agent or the Collateral Agent (or any of their respective Affiliates) (x) that is in an amount, or on a date different from the amount and/or date specified in a notice of payment sent by the Administrative Agent or the Collateral Agent (or any of their respective Affiliates) with respect to such Payment (a “Payment Notice”), (y) that was not preceded or accompanied by a Payment Notice, or (z) that such Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), in each case, it understands and agrees at the time of receipt of such Payment that an error has been made (and that it is deemed to have knowledge of such error) with respect to such Payment. Each Recipient agrees that, in each such case, it shall promptly notify the Administrative Agent or the Collateral Agent, as applicable, of such occurrence and, upon demand from the Administrative Agent or the Collateral Agent, as applicable, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent or the Collateral Agent, as applicable, the amount of any such Payment (or portion thereof) as to which such a demand was made.

(c) Any Payment required to be returned by a Recipient under this Section shall be made in same-day funds in the currency so received, together with interest thereon (unless such Payment has been returned in accordance with clause (a) above) in respect of each day from and including the date such Payment (or portion thereof) was received by such Recipient to the date such amount is repaid to the Administrative Agent or the Collateral Agent, as applicable, at the greater of the Overnight Rate/Federal Funds Rate and a rate determined by the Administrative Agent or the Collateral Agent, as applicable, in accordance with banking industry rules on interbank compensation from time to time in effect. Each Recipient hereby agrees that it shall not assert and, to the fullest extent permitted by applicable law, permitted by applicable law, hereby waives, any right to retain such Payment, and any claim, counterclaim, defense or right of set-off or recoupment or similar right to any demand by the Administrative Agent or the Collateral Agent for the return of any Payment received, including without limitation any defense based on “discharge for value” or any similar doctrine.

(d) The Borrower and each other party to this Agreement hereby agrees that (x) in the event any Payment (or portion thereof) is not recovered from any Recipient that has received such Payment (or portion thereof) for any reason, the Administrative Agent or the Collateral Agent, as applicable, shall be subrogated to all the rights of such Recipient with respect to such amount and (y) the receipt by any Recipient of a Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed to such Recipient by the Borrower or any other party to this Agreement.

ARTICLE X

Miscellaneous

SECTION 10.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by electronic mail, as follows:

(i) if to the Borrower, to it at c/o Apollo Management, L.P., 3 Bryant Park – 40th Floor, New York, NY, 10036, Attention: Alex Wegweiser, with a copy to the Warehouse Collateral Manager at the address specified below;

(ii) if to the initial Lender to Morgan Stanley Bank, N.A. 201 South Main Street, Salt Lake City, Utah 84111-2215, with copies to (i) Morgan Stanley Bank, N.A., 1300 Thames Street, Thames Street Wharf, Baltimore, Maryland 21231, Attention: CLO Team, email: cloteam@morganstanley.com, and (ii) Morgan Stanley & Co. LLC, 1585 Broadway, New York, New York 10036, Attention: CLO Desk, e-mail: SPG_CF_CLOWarehouse@morganstanley.com or as otherwise specified in Exhibit A-1 or Exhibit A-2;

(iii) if to the Collateral Agent, to Deutsche Bank National Trust Company, 1761 East St. Andrew Place, Santa Ana, California 92705-4934, Attention: Structured Credit Services – Merlin Funding LLC, email: dbsantaana_apollo@list.db.com;

(iv) if to the Warehouse Collateral Manager, to Apollo Debt Solutions BDC, c/o Apollo Management, L.P., 3 Bryant Park – 40th Floor, New York, NY, 10036, Attention: Alex Wegweiser, email: ADSNOTICE@Apollo.com;

(v) if to the Administrative Agent to Morgan Stanley Senior Funding, Inc., 1585 Broadway, New York, New York 10036, Attention: CLO Desk, e-mail: SPG_CF_CLOWarehouse@morganstanley.com or as otherwise specified in Exhibit A-1 or Exhibit A-2;

(vi) if to the Subordinated Lender, then to it at Apollo Debt Solutions BDC, c/o Apollo Management, L.P., 3 Bryant Park – 40th Floor, New York, NY, 10036, Attention: Alex Wegweiser, email: ADSNOTICE@Apollo.com, with a copy to the Warehouse Collateral Manager at the address specified above.

(b) Notices and other communications to the Administrative Agent hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent.

(c) Any party hereto may change its mailing address or electronic mail address for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

(d) Other than any notice from the Administrative Agent to the Lenders, any notice or report provided under any Transaction Document to the Administrative Agent or the Lenders shall also be given or made (without assuming any obligations to such Person) by the party providing such notice or report to the Subordinated Lenders and the Designated Replacement Manager. The Warehouse Collateral Manager shall provide the Subordinated Lenders any documents relating to this Agreement and the other Transaction Documents that are reasonably available to the Warehouse Collateral Manager and requested by the Subordinated Lenders.

SECTION 10.02. Waivers; Amendments. (a) No failure or delay by any Lender or the Administrative Agent in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of an Advance shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b) Subject to Sections 2.08(g), (h) and (i), neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Administrative Agent with the consent of the Warehouse Collateral Manager and a majority of the Subordinated Lenders (and, with respect to any amendment or modification which materially and adversely affects the Collateral Agent, the Collateral Agent).

SECTION 10.03. Expenses; Indemnity; Damage Waiver. Subject always to Section 10.11: (a) The Borrower shall pay all out-of-pocket expenses (other than Taxes, which are exclusively addressed in Section 2.12) incurred by the Collateral Agent, the Securities Intermediary, the Administrative Agent or any Lender for which the party incurring such expense shall have provided notice to the Borrower, including the fees, charges and disbursements of any counsel for the Collateral Agent, the Securities Intermediary, the Administrative Agent or any Lender for which the party incurring such expense shall have provided notice to the Borrower, in connection with the enforcement or protection of its rights in connection with any Credit Document, including its rights under this Section, or in connection with the Advances made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Advances.

(b) The Borrower shall indemnify the Collateral Agent, the Securities Intermediary, the Administrative Agent and the Lenders, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee (“Losses”), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the negotiation, execution or delivery of the Credit Documents, any amendment thereof or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations or the exercise of the parties thereto of their respective rights or the consummation of the Transactions or any other transactions contemplated thereby, (ii) any Advance or the use of the proceeds therefrom, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. This Section 10.03(b) shall not apply with respect to Taxes other than any Taxes that represent Losses arising from any non-Tax claim.

(c) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, the Credit Documents or any agreement or instrument contemplated by any Credit Document, the Transactions, any Advance or the use of the proceeds thereof.

(d) All amounts due under this Section shall be payable promptly after written demand therefor.

(e) The Securities Intermediary is an intended third party beneficiary of this Section 10.03.

(f) All indemnification payments for Losses made pursuant to this Article X shall be made on an after-tax basis. Accordingly, in determining the amount of any indemnification payment for a Loss suffered or incurred by an Indemnitee hereunder, the amount of such Loss shall be (i) increased to take into account any additional tax cost incurred by the Indemnitee arising from the receipt of indemnification payments hereunder (“Tax Costs”) and (ii) decreased to take into account any deduction, credit or other tax benefit actually realized by the Indemnitee with respect to such Loss (the “Tax Benefits”). In computing the amount of any such Tax Costs or Tax Benefits, the Indemnitee shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnification payment hereunder or the incurrence or payment of any indemnified Losses.

SECTION 10.04. Binding Power of the Credit Documents; Successors and Assigns. (a) The provisions of each Credit Document shall be binding upon and inure to the benefit of the parties hereto, the Subordinated Lenders, the Warehouse Collateral Manager, and their respective successors and assigns permitted under such Credit Document.

(b) Neither the Borrower nor any Subordinated Lender may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Warehouse Collateral Manager and the Administrative Agent (and any attempted assignment or transfer by the Borrower or a Subordinated Lender without such consent shall be null and void), except, in the case of a Subordinated Lender, to the extent that such consent of the Administrative Agent shall not be required in connection with a transfer of Subordinated Notes in accordance with Section 2.09(d). Except as expressly set forth herein, nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Participants and the Related Parties of the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(c) (i) Subject to the conditions set forth in paragraph (c)(ii) below, any Lender may, without the consent of the Borrower or of any other Person, assign all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Advances at the time owing to it).

(ii) Assignments pursuant to this Section 10.04(c) shall be subject to the following additional conditions:

(A) except with respect to Affiliate Assignments to the extent set forth in clause (B) below, each partial assignment shall be made as an assignment of a proportionate part of all of the Lender’s rights and obligations under this Agreement;

(B) if an assignment is to an Affiliate of a Lender (such assignment, an “Affiliate Assignment”), such Lender may assign to its Affiliate its obligation to make one or more specified Advances to be used for the purchase of specified Warehouse Assets and the related right to receive payments of principal, interest, fees and any other amounts in respect of such Advance without the assignment of any other rights or obligations of such Lender hereunder; provided that such assignment is made on or prior to the time of the funding of the applicable Advance;

(C) if an assignment is to a Competitor of the Warehouse Collateral Manager and prior to an Event of Default, such Lender shall obtain the prior written consent of the Warehouse Collateral Manager (not to be unreasonably withheld, delayed or conditioned); and

(D) the assignee and the Lender shall execute and deliver an assignment and assumption agreement substantially in the form of Schedule 4.

(iii) From and after the effective date specified in each assignment and assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such assignment and assumption, have the rights and obligations of a Lender under this Agreement, and the Lender thereunder shall, to the extent of the interest assigned by such assignment and assumption, be released from its obligations under this Agreement (and, in the case of an assignment and assumption covering all of the Lender’s rights and obligations under this Agreement, the Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 10.03); provided, that no assignee shall be entitled to receive any greater amount pursuant to Section 2.12(a) than that to which the assignor would have been entitled to receive had no such assignment occurred.

(iv) The Administrative Agent, as agent of the Borrower, shall maintain at one of its offices a copy of each assignment and assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the parties hereto may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Lender and the Warehouse Collateral Manager, at any reasonable time and from time to time upon reasonable prior notice. Upon its receipt of a duly completed assignment and assumption executed by an assigning Lender and an assignee, the Administrative Agent shall accept such assignment and assumption and record the information contained therein in the Register. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Advances or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitment, Advance or its other obligations) to any person except to the extent that such disclosure is necessary to establish that such Commitment, Advance or other obligation is in registered form under Section 5f.103-1(c) of the Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may, without the consent of the Warehouse Collateral Manager or any other Person sell participations to one or more banks or other entities (a “Participant”) in all or a portion of the Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Advance owing to it) or enter into a derivative or similar transaction having an effect similar to a participation. The Borrower agrees that each Participant shall be entitled to the benefits of Section 2.11 and Section 2.12 (subject to the requirements and limitations therein, including the requirements under Section 2.12(c) (it being understood that the documentation required under Section 2.12(c) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.04(c). A Participant shall not be entitled to receive any greater payment under Section 2.11 and Section 2.12, with respect to a participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in law that occurs after the Participant acquired the applicable participation.

(e) Each Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of the Lender, and this Section 10.04(e) shall not apply to or limit any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto.

SECTION 10.05. Survival. All covenants, agreements, representations and warranties made by the Borrower and the Subordinated Lenders herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Advances, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or a Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Advance or any other amount payable under this Agreement is outstanding and unpaid. The provisions of Sections 2.12, 10.03 and 10.11 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Advances, the resignation or removal of the Administrative Agent, the Collateral Agent or the Securities Intermediary, the expiration or termination of the Commitment or the termination of this Agreement or any provision hereof.

SECTION 10.06. Counterparts; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 10.08. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be governed by, and construed in accordance with and governed by the law of the State of New York, without regard to principles of conflicts of laws.

(b) Each party to this Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party hereto may otherwise have to bring any action or proceeding relating to this Agreement against any other party or its properties in the courts of any jurisdiction.

(c) Each party to this Agreement hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section 10.08. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 10.09. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 10.10. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 10.11. Limited Recourse; No Petition. Notwithstanding anything to the contrary herein, no recourse shall be had for the payment of any amount owing in respect of any Credit Document against any officer, director, employee, shareholder or incorporator of the Borrower or their respective successors or assigns. All Obligations (including, but not limited to, the payment of principal, interest and any amount payable by way of indemnity) shall constitute limited recourse obligations of the Borrower payable solely from the assets of the Borrower available for the payment of such obligations pursuant to the terms of the Credit Documents. Except as expressly set forth in Section 10.05, the Borrower’s obligations shall be extinguished upon payment of such obligations as provided in Article II and the Security Agreement, and no further claim shall be made against the Borrower in respect of any shortfall after the extinction of such obligations.

The Lenders, the Administrative Agent, the Collateral Agent and each Subordinated Lender hereby agree not to commence, or join in the commencement of, any proceedings in any jurisdiction for the bankruptcy, reorganization, arrangement, insolvency, winding-up, moratorium or liquidation of the Borrower or any similar proceedings until at least one year (or, if longer, the applicable preference period then in effect) plus one day, after (A) if the CLO Securities are not issued, the liquidation of all Warehouse Assets purchased in accordance with the Credit Agreement and (B) if the CLO Securities are issued, payment in full of all CLO Securities issued under the indenture relating to such CLO Securities; provided, however, that nothing in this clause shall preclude, or be deemed to estop, the Lenders, the Administrative Agent, the Collateral Agent or the Subordinated Lenders (A) from taking any action prior to the expiration of the applicable preference period in (x) any case or proceeding voluntarily filed or commenced by the Borrower, or (y) any involuntary insolvency proceeding filed or commenced against the Borrower by a Person other than the Lenders, the Administrative Agent, the Collateral Agent or the Subordinated Lenders, respectively, or (B) from commencing against the Borrower or any properties of the Borrower any legal action which is not a bankruptcy, reorganization, arrangement, insolvency, winding-up, moratorium or liquidation proceeding.

The foregoing restrictions are a material inducement for the parties hereto to enter into this Agreement and the other applicable transaction documents and are an essential term of this Agreement. The Administrative Agent or the Borrower may seek and obtain specific performance of such restrictions (including injunctive relief), including, without limitation, in any bankruptcy, reorganization, arrangement, insolvency, winding-up, moratorium or liquidation proceedings, or other similar proceedings under United States federal or state bankruptcy law or similar laws.

The Borrower shall, to the maximum extent permitted by applicable law, promptly object to the institution of any bankruptcy, reorganization, arrangement, insolvency, winding-up, moratorium or liquidation proceedings, or other similar proceedings under United States federal or state bankruptcy law or similar laws against it and take all necessary or advisable steps to cause the dismissal of any such proceeding; provided that such obligation shall be subject to the availability of funds therefor.

SECTION 10.12. Confidentiality.

The parties hereto agree that the existence and terms of this Agreement, the other Credit Documents and the Warehouse Collateral Management Agreement and any information relating thereto (including, without limitation, pricing terms, portfolio information and models or other reports, whether oral or written) (collectively, the “Confidential Information”) shall be kept confidential and shall not be disclosed, directly or indirectly, to any other person except to the respective employees, directors, auditors, accountants, counsel and other advisors of the parties hereto that are directly involved in the considerations of the matters set forth herein and have agreed to maintain the confidentiality of such information. Notwithstanding the foregoing: (i) any party may disclose the Confidential Information if it (x) has the prior written consent of the disclosing party, (y) is required to do so by interrogatory, request for information or documents, subpoena, deposition, civil investigative demand or other process in any judicial or administrative proceeding or is otherwise required to do so by applicable law, rule or regulation (including, without limitation, disclosures which the recipient determines are required or advisable under applicable federal securities or banking laws, rules or regulations) or (z) is requested to do so by any government regulatory or self-regulatory authority; (ii) the Confidential Information will not include any of the following: (A) information which was already in the possession of the recipient prior to its receipt from the disclosing party; (B) information which is obtained by the recipient from a third party who is not otherwise known by the recipient to be prohibited from transmitting the information to the recipient by a confidentiality agreement; (C) information which is independently developed by the recipient and (D) information which is or becomes publicly available other than as a result of disclosure by the recipient; and (iii) any party and its representatives may disclose to any and all persons, without limitation of any kind from the commencement of discussions, the U.S. federal and state income tax treatment and tax structure of the transactions contemplated by this Agreement, the other Credit Documents and the Warehouse Collateral Management Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to tax treatment and tax structure. For this purpose, “tax structure” is limited to facts relevant to the U.S. federal and state income tax treatment of the transactions described above and does not include information relating to the identities of the parties, their affiliates, agents or advisors.

SECTION 10.13. Entire Agreement.

This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. Moreover, the parties to this Agreement waive reliance on any representation made by any other party, whether orally or in writing, prior to the execution of this Agreement.

[THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

MERLIN FUNDING LLC, as Borrower

Executed as a Deed

By	/s/ Gregory W. Hunt
Name: Gregory W. Hunt
Title: Managing Director

MORGAN STANLEY BANK, N.A., as Lender

By	/s/ Rachel Russell
Name: Rachel Russell
Title: Authorized Signatory

MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent

By	/s/ Jake Jamison
Name: Jake Jamison
Title: Authorized Signatory

APOLLO DEBT SOLUTIONS BDC, as Subordinated Lender

By	/s/ Gregory W. Hunt
Name: Gregory W. Hunt
Title: Managing Director

Signature Page to Warehouse Credit Agreement

DEUTSCHE BANK NATIONAL TRUST COMPANY, as Collateral Agent

By	/s/ Erika Lara-Sanchez
Name: Erika Lara-Sanchez
Title: Assistant Vice President

By	/s/ Jonathan Armstrong
Name: Jonathan Armstrong
Title: Assistant Vice President

Signature Page to Warehouse Credit Agreement

Acknowledged and agreed:

APOLLO DEBT SOLUTIONS BDC, as Warehouse Collateral Manager

By	/s/ Gregory W. Hunt
Name: Gregory W. Hunt
Title: Managing Director

Signature Page to Warehouse Credit Agreement

EXHIBIT A-1

FORM OF APPROVAL REQUEST

[date]

Morgan Stanley Senior Funding, Inc.

1585 Broadway

New York, New York 10036

Attention: CLO Desk

cc:	Morgan Stanley Bank, N.A.

201 South Main Street

Salt Lake City, Utah 84111-2215

Morgan Stanley Bank, N.A.

1300 Thames Street

Thames Street Wharf

Baltimore, Maryland 21231

Attention: CLO Team

Morgan Stanley & Co. LLC

1585 Broadway

New York, New York 10036

Attention: CLO Desk

email: clowarehouseapprovals@morganstanley.com

Merlin Funding LLC

c/o Apollo Management, L.P.

3 Bryant Park – 40th Floor

New York, NY, 10036

Attention: Alex Wegweiser

Deutsche Bank National Trust Company

1761 East St. Andrew Place

Santa Ana, California 92705-4934

Attention: Structured Credit Services

Reference: Merlin Funding LLC

Email: dbsantaana_apollo@list.db.com

Ladies and Gentlemen:

Reference is hereby made to the Credit Agreement, dated as of October 6, 2023 (the “Credit Agreement”), among Merlin Funding LLC, as borrower (the “Borrower”), Morgan Stanley Bank, N.A., as lender, Morgan Stanley Senior Funding, Inc. as administrative agent, Deutsche Bank National Trust Company, as collateral agent, and Apollo Debt Solutions BDC, as subordinated lender. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings given such terms in the Credit Agreement.

Exhibit A-1-1

Pursuant to the Credit Agreement, you are hereby notified that the Borrower hereby requests consent to acquire the proposed Warehouse Asset set forth below.

Obligation/Obligor/Guarantor	Tranche	CUSIP or LoanX ID or BBG ID (if any)	Par/Spread/ Price	Maturity	Purchased Interest	Ratings	Industry	Collateral

In connection with the purchase of each Warehouse Asset, the Borrower certifies that:

(a) to the best of its knowledge, such Warehouse Asset is not a Defaulted Asset at this time; and

(b) such Warehouse Asset satisfies the Eligibility Criteria, the Concentration Limits, and the Eligibility Standard.

Very truly yours,

Apollo Debt Solutions BDC as Warehouse Collateral Manager of the Borrower

By
Name:
Title:

Exhibit A-1-2

EXHIBIT A-2

FORM OF BORROWING REQUEST

[date]

Morgan Stanley Senior Funding, Inc.

1585 Broadway

New York, New York 10036

Attention: CLO Desk

cc:	Morgan Stanley Bank, N.A.

201 South Main Street

Salt Lake City, Utah 84111-2215

Morgan Stanley Bank, N.A.

1300 Thames Street

Thames Street Wharf

Baltimore, Maryland 21231

Attention: CLO Team

Morgan Stanley & Co. LLC

1585 Broadway

New York, New York 10036

Attention: CLO Desk

email: clowarehouseborrowing@morganstanley.com

Merlin Funding LLC

c/o Apollo Management, L.P.

3 Bryant Park – 40th Floor

New York, NY, 10036

Email: ADSNOTICE@Apollo.com

Attention: Alex Wegweiser

Deutsche Bank National Trust Company

1761 East St. Andrew Place

Santa Ana, California 92705-4934

Attention: Structured Credit Services

Reference: Merlin Funding LLC

Email: dbsantaana_apollo@list.db.com

Apollo Debt Solutions BDC

c/o Apollo Management, L.P.

3 Bryant Park – 40th Floor

New York, NY, 10036

Email: ADSNOTICE@Apollo.com

Attention: Alex Wegweiser

Exhibit A-2-1

Attention: Alex WegweiserLadies and Gentlemen:

Reference is hereby made to the Credit Agreement, dated as of October 6, 2023 (the “Credit Agreement”), among Merlin Funding LLC, as borrower (the “Borrower”), Morgan Stanley Bank, N.A., as lender, Morgan Stanley Senior Funding, Inc. as administrative agent, Deutsche Bank National Trust Company, as collateral agent, and Apollo Debt Solutions BDC, as subordinated lender. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings given such terms in the Credit Agreement.

Pursuant to the Credit Agreement, you are hereby notified of the following:

(1)	The Borrower hereby requests a Borrowing under the Credit Agreement, to be funded on [date].

(2)	The aggregate amount of the Borrowing requested hereby is [amount].

The proceeds of the Borrowing will be applied to purchase the following Warehouse Assets (or, in respect of a Warehouse Asset constituting a Delayed Drawdown Debt Obligation, will be applied to the funding of the Reserve Account pursuant to Section 2.03(b) of the Credit Agreement):

Purchased from the Administrative Agent or one of its Affiliates:

Obligation/Obligor/Guarantor	Tranche	CUSIP or LoanX ID or BBG ID (if any)	Par/Spread/ Price	Maturity	Purchased Interest	Ratings	Industry	Collateral

Purchased from sellers other than the Administrative Agent or one of its Affiliates:

Obligation/Obligor/Guarantor	Tranche	CUSIP or LoanX ID or BBG ID (if any)	Par/Spread/ Price	Maturity	Purchased Interest	Ratings	Industry	Collateral

(3)	In connection with the purchase of each Warehouse Asset, the Borrower certifies that:

Exhibit A-2-2

(a) to the best of its knowledge, such Warehouse Asset is not a Defaulted Asset at this time; and

(b) at the time the trade for such Warehouse Asset was entered into, such Warehouse Asset satisfied the Eligibility Criteria, the Concentration Limits, and the Eligibility Standard (and each of the foregoing continued to be satisfied immediately after giving effect to such trade).

Very truly yours,

Apollo Debt Solutions BDC, as Warehouse Collateral Manager of the Borrower

By
Name:
Title:

Exhibit A-2-3

EXHIBIT B

INVESTMENT RESTRICTIONS

ELIGIBILITY CRITERIA

Each Warehouse Asset pledged to the Collateral Agent for the benefit of the Administrative Agent and the Lenders under the Credit Documents shall, on the date on which the Borrower enters into an irrevocable commitment to acquire such Warehouse Asset, satisfy the following eligibility criteria (the “Eligibility Criteria”) unless expressly waived by the Administrative Agent in its sole and absolute discretion:

General

1.

Such Warehouse Asset is a debt obligation that is a Loan and is not a Senior Secured Note, a Bond, a Synthetic Security or a Structured Finance Security or another security (including, without limitation, an obligation that includes attached equity warrants or similar instruments and an obligation that is convertible into or exchangeable for an equity security);

2.

If such Warehouse Asset is a participation interest in a Loan, such participation interest constitutes a 100% undivided participation interest and the selling institution is rated “A3” or above by Moody’s Investor’s Service, Inc. (“Moody’s”) and A- or above by S&P Global Ratings, an S&P Global business (“S&P”);

3.

Except for Delayed Drawdown Debt Obligations, such Warehouse Asset does not require or contemplate the making of any future advance or payment by the Borrower to the issuer thereof or any related counterparty;

4.

Such Warehouse Asset will not consist of a debt obligation of a single obligor where the total potential indebtedness of such obligor under all of its loan agreements, indentures and other underlying instruments is less than $125,000,000;

5.

The governing documents with respect to such Warehouse Asset do not prohibit the Granting and perfection of a first priority security interest in such Warehouse Asset to the Collateral Agent for the benefit of the Administrative Agent and the Lenders pursuant to the Credit Agreement and the Security Agreement;

6.	Such Warehouse Asset is denominated and payable in U.S. Dollars;

7.	Such Warehouse Asset is not a Deferrable Obligation or a Revolving Obligation and does not constitute “margin stock” within the meaning of Regulation U promulgated by the Federal Reserve Board;

8.

Such Warehouse Asset has an explicit rating (either a public rating, a private rating or a requested “shadow” rating) from Moody’s or S&P; provided that (i) up to 10% of the Maximum Limit may consist of obligations having a Moody’s Derived Rating (as defined in the Reference Document) and (ii) up to 10% of the Maximum Limit

Exhibit B-1

may consist of Warehouse Assets with S&P ratings derived from a Moody’s rating (determined in accordance with the Reference Document); provided, further, that, if the limits in clause (i) or (ii) above cannot be calculated by reference to the Reference Document, the applicable limit(s) shall be calculated based on then-current Moody’s or S&P CLO criteria (as determined by the Warehouse Collateral Manager in its commercially reasonable discretion upon written notice to the Collateral Agent and the Administrative Agent of the methodology used to make such calculation(s));

9.	Such Warehouse Asset is acquired at a price of at least 80% of par;

10.

Such Warehouse Asset (i) is not in default in accordance with its terms (including the terms of its underlying instruments) (and no obligation of the obligor thereon ranking pari passu with such Warehouse Asset is in default in accordance with its terms) and (ii) in the Warehouse Collateral Manager’s reasonable commercial judgment, does not have a significant risk of declining in credit quality or price unrelated to general market conditions;

11.	Such Warehouse Asset does not have a stated maturity later than October 6, 2035;

12.	The timely repayment of such Warehouse Asset is not subject to substantial non-credit risk as determined by the Warehouse Collateral Manager in its sole and conclusive judgment;

13.

Such Warehouse Asset is not actually known to the Warehouse Collateral Manager to be the subject of an offer or exchange or tender by its issuer, or by any other person, for cash, securities, or any other type of consideration or with respect to which the obligor has delivered a notice of optional redemption prior to its stated maturity;

14.

No payments received by the Borrower with respect to such Warehouse Asset are subject to withholding tax (other than withholding taxes imposed pursuant to FATCA) unless the related obligor is required to make “gross up” payments that cover the full amount of any such withholding tax on an after tax basis (for the avoidance of doubt, this clause shall not apply to commitment fees and other similar fees relating to letters of credit); and

15.	Such Warehouse Asset is in registered form for U.S. federal income tax purposes.

CONCENTRATION LIMITS

The following limitations shall be satisfied on each date of determination, and the Borrower shall not acquire Warehouse Assets in excess of the limitations set forth below (the “Concentration Limits”) unless consented to by the Administrative Agent in writing (or electronic mail) in its sole and absolute discretion:

1.

(i) Prior to the Pricing Date, no more than 2.5% of the Maximum Limit will consist of Unsecured Loans and Second Lien Loans in the aggregate and (ii) following the Pricing Date, no more than 5.0% of the Maximum Limit will consist of Unsecured Loans and Second Lien Loans in the aggregate;

Exhibit B-2

2.

(i) Prior to the Pricing Date, no more than 2.5% of the Maximum Limit will consist of obligations bearing interest at a fixed rate and (ii) following the Pricing Date, no more than 5.0% of the Maximum Limit will consist of obligations bearing interest at a fixed rate;

3.

No more than 2.0% of the Maximum Limit will consist of obligations of any one obligor (together with its Affiliates); provided that obligations of up to five obligors may each constitute up to 2.5% of the Maximum Limit;

4.

No more than 10.0% of the Maximum Limit will consist of obligations issued by obligors in any one industry determined by the S&P Industry Classification; provided, that in one case, up to 12.0% of the Maximum Limit may consist of obligations issued by obligors in any one industry determined by the S&P Industry Classification and, in one additional case, up to 15.0% of the Maximum Limit may consist of obligations issued by obligors in any one industry determined by the S&P Industry Classification;

5.

(A) All of the Warehouse Assets must be issued by obligors Domiciled in Eligible Countries and (B) no more than 15.0% of the Maximum Limit will consist of Warehouse Assets issued by obligors Domiciled in Eligible Countries other than the United States;

6.	No more than 5.0% of the Maximum Limit will consist of DIP Loans and no more than 1.0% of the Maximum Limit will consist of DIP Loans issued by a single obligor;

7.	No more than 5.0% of the Maximum Limit will consist of Delayed Drawdown Debt Obligations; and

8.

(i) If the Aggregate Traded Amount is less than $100,000,000, no more than 0.0% of the Maximum Limit may consist of CCC Assets and/or Caa Assets and (ii) if the Aggregate Traded Amount is equal to or greater than $100,000,000, no more than 5.0% of the Maximum Limit may consist of CCC Assets and/or Caa Assets.

Certain Defined Terms

The following capitalized terms shall have the meanings set forth below:

“Bond”: A debt security that is not a loan.

“Deferrable Obligation”: An obligation which, by the terms of its underlying instruments, is permitted to “pay in kind” or defer interest payments.

Exhibit B-3

“DIP Loan”: A loan made to a debtor-in-possession pursuant to Section 364 of the United States bankruptcy code having the priority allowed by either Section 364(c) or 364(d) of the United States bankruptcy code and secured by senior liens.

“Domicile”: With respect to any Warehouse Asset obligor, either (a) if it is organized in Bermuda, the Cayman Islands, the Bahamas, Guernsey, Jersey, the Isle of Man or the British Virgin Islands, the country in which a majority of its assets are located, directly or through subsidiaries, as determined by the Warehouse Collateral Manager or (b) otherwise, its country of incorporation or organization.

“Eligible Country”: Any of the United States, Bermuda, Canada, the Cayman Islands, the Bahamas, Guernsey, Jersey, the Isle of Man or the British Virgin Islands, or any other country requested by the Borrower and consented to by the Administrative Agent in its sole discretion (which consent may be granted with respect to a country on an individual Warehouse Asset basis).

“Loan”: A U.S. Dollar denominated bank loan on which the borrower is a corporation, limited liability company, partnership or trust that is organized in an Eligible Country or is guaranteed by an entity organized in an Eligible Country.

“Maximum Limit”: $500,000,000, or such other amount determined by MS&Co. (with the consent of a Majority of the Subordinated Lenders and the Warehouse Collateral Manager) from time to time in its commercially reasonable discretion and notified to the Warehouse Collateral Manager and the Collateral Agent.

“Moody’s Industry Classification”: The industry classifications published by Moody’s, as set forth in Schedule 2 hereto, including any modifications that may be made thereto or additional categories that may be subsequently established by reference to updated industry classifications published by Moody’s; provided that the Administrative Agent has provided its prior written consent to any such modification or additional category.

“Revolving Obligation”: Any obligation (other than a Delayed Drawdown Debt Obligation, but including funded and unfunded portions of revolving credit lines and letter of credit facilities, unfunded commitments under specific facilities and other similar loans and investments) that under the underlying instruments relating thereto may require one or more future advances to be made to the obligor by a creditor; provided, however, that any such obligation will be a Revolving Obligation only until all commitments by the creditors to make advances to the obligor thereof expire, are terminated, or are irrevocably reduced to zero.

“S&P Industry Classification”: The industry classifications published by S&P, as set forth in Schedule 3 hereto, including any modifications that may be made thereto or additional categories that may be subsequently established by reference to updated industry classifications published by S&P; provided that the Administrative Agent has provided its prior written consent to any such modification or additional category.

“Second Lien Loan”: A loan (or participation interest therein) that (i) is not (and cannot by its terms become) subordinate in right of payment to any other obligation of the obligor of such loan (other than a Senior Secured Loan) with respect to the liquidation of such obligor or the collateral for such loan and (ii) is secured by a valid second priority lien or security interest on specified assets securing the obligor’s obligations with respect to such loan, which specified assets do not consist solely of intangibles or common stock issued by the obligor or any of its Affiliates.

Exhibit B-4

“Senior Secured Loan”: A loan (or participation interest therein) (i) that is not (and cannot by its terms become) subordinate (except with respect to liquidation preferences with respect to pledged collateral) in right of payment to any obligation of the obligor in any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings, and (ii) that is secured by a valid first priority lien or security interest on specified assets securing the obligor’s obligations with respect to such loan, which specified assets do not consist solely of intangibles or common stock issued by the obligor or any of its Affiliates.

“Senior Secured Note”: Any note that is not (and cannot by its terms become, in any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings or otherwise) subordinate (except with respect to liquidation preferences with respect to pledged collateral) in right of payment to any obligation of the obligor but subject to customary permitted liens, such as, but not limited to, any tax liens and is secured by a valid first-priority perfected pledge of collateral.

“Structured Finance Security”: A non-recourse or limited recourse debt obligation issued by a special purpose vehicle and secured solely by the assets thereof (including, without limitation, a mortgage backed security, an asset backed security, a collateralized bond obligation or a collateralized loan obligation (or any combination thereof)).

“Synthetic Security”: Any derivative financial instrument with respect to a reference obligation entered into with a counterparty, whether in the form of a swap transaction, structured bond investment or otherwise.

“Unsecured Loan”: A loan that is not secured by any lien or security interest on the assets of the obligor.

Exhibit B-5

EXHIBIT C

FORM OF SUBORDINATED NOTE

THIS NOTE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND MAY NOT BE OFFERED, REOFFERED, SOLD, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT AS EXPRESSLY PERMITTED UNDER SECTION 2.09(d) OF THE CREDIT AGREEMENT REFERRED TO BELOW.

DISTRIBUTIONS OF AVAILABLE AMOUNTS AND CLO PROCEEDS TO THE HOLDER OF THE SUBORDINATED NOTES REPRESENTED HEREBY ARE SUBORDINATE TO THE PAYMENT OF PRINCIPAL OF AND INTEREST AND OTHER AMOUNTS OWING ON THE ADVANCES AND THE PAYMENT OF CERTAIN OTHER AMOUNTS, IN EACH CASE IN THE MANNER AND TO THE EXTENT AND AS DESCRIBED IN THIS NOTE AND IN THE CREDIT AGREEMENT AND THE SECURITY AGREEMENT REFERRED TO BELOW.

EACH SUBORDINATED LENDER WILL TIMELY FURNISH THE BORROWER AND THE ADMINISTRATIVE AGENT ANY TAX FORMS OR CERTIFICATIONS (SUCH AS AN APPLICABLE IRS FORM W-8 (TOGETHER WITH APPROPRIATE ATTACHMENTS), IRS FORM W-9, OR ANY SUCCESSORS TO SUCH IRS FORMS) THAT THE BORROWER OR THE ADMINISTRATIVE AGENT REASONABLY REQUEST IN ORDER TO (A) MAKE PAYMENTS TO IT WITHOUT, OR AT A REDUCED RATE OF, DEDUCTION OR WITHHOLDING, (B) QUALIFY FOR A REDUCED RATE OF DEDUCTION OR WITHHOLDING IN ANY JURISDICTION FROM OR THROUGH WHICH THEY RECEIVE PAYMENTS, OR (C) SATISFY REPORTING AND OTHER OBLIGATIONS UNDER THE CODE, TREASURY REGULATIONS OR ANY OTHER APPLICABLE LAW, AND SHALL UPDATE OR REPLACE SUCH TAX FORMS OR CERTIFICATIONS AS APPROPRIATE OR IN ACCORDANCE WITH THEIR TERMS OR SUBSEQUENT AMENDMENTS. EACH SUBORDINATED LENDER ACKNOWLEDGES THAT THE FAILURE TO PROVIDE, UPDATE OR REPLACE ANY SUCH TAX FORMS OR CERTIFICATIONS MAY RESULT IN THE IMPOSITION OF WITHHOLDING OR BACK UP WITHHOLDING UPON PAYMENTS TO SUCH SUBORDINATED LENDER, OR TO THE BORROWER. AMOUNTS WITHHELD PURSUANT TO APPLICABLE TAX LAWS BY THE BORROWER OR ITS AGENTS WILL BE TREATED AS HAVING BEEN PAID TO A SUBORDINATED LENDER BY THE BORROWER.

EACH SUBORDINATED LENDER AGREES TO TREAT THE SUBORDINATED NOTES AS EQUITY IN THE BORROWER FOR U.S. FEDERAL INCOME TAX PURPOSES, AND NOT TO TAKE ANY POSITIONS INCONSISTENT WITH SUCH POSITIONS UNLESS OTHERWISE REQUIRED BY LAW.

SUBORDINATED NOTE

R-[__]	[ ], 20[_]
New York, New York

Exhibit C-1

FOR VALUE RECEIVED, MERLIN FUNDING LLC, a Delaware limited liability company (the “Company”), hereby promises to pay to [APPLICABLE SUBORDINATED LENDER] (the “Holder”) the principal sum indicated on the Schedule attached hereto (or if additional Subordinated Notes have been issued to the Holder pursuant to Section 2.09(b) of the Credit Agreement referred to below, the aggregate outstanding principal of the Holder’s Subordinated Note), in lawful money of the United States of America and in immediately available funds, and to pay other amounts in respect thereof, in each case on the dates, in the amounts, in the manner and to the extent provided in the Credit Agreement and the Security Agreement referred to below.

1. Credit Agreement. This promissory note (this “Note”) evidences Subordinated Notes purchased by the Holder under the Credit Agreement dated as of October 6, 2023 (as modified and supplemented and in effect from time to time, the “Credit Agreement”) among the Company, Morgan Stanley Bank, N.A., as Lender, Morgan Stanley Senior Funding, Inc. as Administrative Agent, Deutsche Bank National Trust Company, as Collateral Agent, and Apollo Debt Solutions BDC, as subordinated lender. Payments in respect of this Subordinated Note are subject to the terms of the Security Agreement, dated as of October 6, 2023 (as modified and supplemented and in effect from time to time, the “Security Agreement”), among the Company, Morgan Stanley Senior Funding, Inc. and Deutsche Bank National Trust Company, as Collateral Agent. Terms used but not defined in this Note have the respective meanings assigned to them in the Credit Agreement or, if not so defined, the Security Agreement.

2. Limited Recourse Obligations. Notwithstanding any other provision of this Note or the Credit Agreement, the obligations of the Company arising hereunder are limited recourse obligations of the Company, payable solely from the Collateral as applied under the Security Agreement and the priority of payments therein and, following realization of the Collateral and the application of the proceeds thereof under said Security Agreement and said priority of payments, any claims of the Holder (and the obligations of the Company) shall be extinguished and shall not thereafter revive. Payments of Available Amounts and CLO Proceeds to the Holder in respect of this Note are subordinated to payments in respect of the Advances and other amounts as set forth herein and in the Credit Agreement and the Security Agreement. All payments to the Holder in respect of this Note shall be made without setoff or counterclaim or any defense of any kind.

3. Note is Non-Transferable. Except as provided by Section 2.09(d) of the Credit Agreement, this Note may not be offered, reoffered, sold, resold, pledged or otherwise transferred by the Holder to any other person.

4. Subordination Provisions. Anything in this Note, the Credit Agreement or the Security Agreement to the contrary notwithstanding, the Holder agrees for the benefit of the Lenders and the Administrative Agent that this Note and the Subordinated Notes represented hereby shall be subordinate and junior to the Advances and all other amounts owing in respect of the Advances, including principal, interest thereon, fees, expenses and other amounts, as well as all other applicable amounts specified in the Security Agreement (collectively, the “Senior Obligations”) to the extent and in the manner set forth herein and in the Credit Agreement and the Security Agreement.

Exhibit C-2

If, notwithstanding the provisions of this Note, the Credit Agreement and the Security Agreement, the Holder shall have received any payment or distribution in respect of this Note contrary to the provisions of this Note, the Credit Agreement and the Security Agreement, then, unless and until the Senior Obligations shall have been paid in full in cash or, to the extent the Lenders consent, other than in cash, such payment or distribution shall be received and held in trust for the benefit of, and shall forthwith be paid over and delivered to, the Lenders; provided that if any such payment or distribution is made other than in cash, it shall be held by the Collateral Agent as part of the Collateral and subject in all respects to the provisions of the Credit Agreement, the Security Agreement and this Note (including these subordination provisions).

By its acceptance of this Note, the Holder agrees with the Lenders and the Administrative Agent that the Holder shall not demand, accept, or receive any payment or distribution in respect of the Subordinated Notes in violation of the provisions of this Note, the Credit Agreement and the Security Agreement, including these subordination provisions; provided that after the Lenders have been paid in full, the Holder shall be fully subrogated to the rights of the Lenders. Nothing in these subordination provisions shall affect the obligation of the Company to pay the Holder of the amounts outstanding under this Note.

5. Non-Petition. By its acceptance of this Note, the Holder agrees, for the benefit of the Company, the Administrative Agent and the Lenders, not to cause the filing of a petition in bankruptcy against the Company until the payment in full of the Senior Obligations and this Note and not before one year, or if longer, the applicable preference period then in effect, plus one day, has elapsed since such payment or if the Closing Date occurs, after the payment of all amounts owing in respect of the CLO Securities.

6. Governing Law. This Note shall be governed by, and construed in accordance with, the law of the State of New York.

MERLIN FUNDING LLC

By
Name:
Title:

Exhibit C-3

SCHEDULE TO SUBORDINATED NOTE

This Note represents Subordinated Notes purchased under the within described Credit Agreement from the Company, on the dates and in the principal amounts set forth below, subject to the payments and redemptions thereof set forth below:

Date	Principal Amount of Subordinated Notes Purchased	Amount Paid or Redeemed	Notation Made by
[___] 20[_]	$[_______]

Exhibit C-4

EXHIBIT D

FORM OF FACILITY INCREASE NOTICE

[date]

Morgan Stanley Senior Funding, Inc. 1585 Broadway

New York, New York 10036 Attention: CLO Desk

cc:	Morgan Stanley Bank, N.A.

201 South Main Street

Salt Lake City, Utah 84111-2215

Morgan Stanley Bank, N.A.

1300 Thames Street

Thames Street Wharf

Baltimore, Maryland 21231

Attention: CLO Team

Morgan Stanley & Co. LLC

1585 Broadway

New York, New York 10036

Attention: CLO Desk

email: clowarehouseborrowing@morganstanley.com

Merlin Funding LLC

c/o Apollo Management, L.P.

3 Bryant Park – 40th Floor

New York, NY, 10036

Email: ADSNOTICE@Apollo.com

Attention: Alex Wegweiser

Apollo Debt Solutions BDC

c/o Apollo Management, L.P.

3 Bryant Park – 40th Floor

New York, NY, 10036

Email: ADSNOTICE@Apollo.com

Attention: Alex Wegweiser

Ladies and Gentlemen:

Reference is hereby made to the Credit Agreement, dated as of October 6, 2023 (as amended from time to time, the “Credit Agreement”), among Merlin Funding LLC, as borrower (the “Borrower”), Morgan Stanley Bank, N.A., as lender, Morgan Stanley Senior Funding, Inc. as administrative agent, Deutsche Bank National Trust Company, as collateral agent, and Apollo Debt Solutions BDC, as Subordinated Lender. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings given such terms in the Credit Agreement.

Exhibit D-1

This facility increase notice (this “Facility Increase Notice”) is executed by the Borrower, the Administrative Agent and the Lenders pursuant to Section 2.13 of the Credit Agreement.

The Borrower hereby requests, and the Administrative Agent and the Lenders hereby consent to the following, which shall be effective as of the date of the execution of this Facility Increase Notice (the “Facility Increase Date”), which is prior to the Commitment Termination Date:

(i) increasing clause [(A) (x)] [(B)(2)(x)] of the definition of Maximum Facility Amount to $[ ] (the “Facility Increase”).

(ii) [increasing the Maximum Limit to $[ ].]

(iii) [increasing clause (A) of the definition of Maximum Traded Portfolio Amount to $[ ].]

(iv) [increasing the Subordinated Lender Commitment to $[ ].]

In connection with the Facility Increase requested herein, the Borrower hereby represents, warrants and certifies to the Administrative Agent and the Lenders that:

(a) On and as of the date of this Facility Increase Notice, the representations and warranties set forth in the Credit Agreement and in the other Credit Documents are true and correct on and as of the date of this Facility Increase Notice, and will be true and correct immediately after the Facility Increase requested herein, with the same force and effect as if made on and as of such date; and

(b) No Event of Default, Default, LTV Ratio Event exists and is continuing on and as of the date hereof or will exist on the date of the Facility Increase requested herein.

In connection with the Facility Increase requested herein, the Commitment of each Lender shall be increased as set forth on Annex A.

[Remainder of Page Intentionally Left Blank;

Signature Page(s) Follow]

Exhibit D-2

IN WITNESS WHEREOF, the undersigned has executed and delivered this Facility Increase Notice as of the date first written above.

MERLIN FUNDING LLC, as Borrower

By
Name:
Title:

MORGAN STANLEY BANK, N.A., as Lender

By
Name:
Title:

MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent

By
Name:
Title:

APOLLO DEBT SOLUTIONS BDC

By
Name:
Title:

[LENDER], as Lender

By:
Name:
Title:

Exhibit D-3

Annex A

Lender

Commitments

Name of Lender	Commitment Amount
Morgan Stanley Bank, N.A.	$[ ]
Total	$[ ]

Exhibit D-4

SCHEDULE 1

Subordinated Lender Initial Subnotes

Name of Subordinated Lender	Initial Principal Amount of Subordinated Notes
Apollo Debt Solutions BDC	$5,000,000

Schedule 1-1

SCHEDULE 2

MOODY’S INDUSTRY CLASSIFICATIONS

1.	Aerospace & Defense
2.	Automotive
3.	Banking, Finance, Insurance & Real Estate
4.	Beverage, Food & Tobacco
5.	Capital Equipment
6.	Chemicals, Plastics & Rubber
7.	Construction & Building
8.	Consumer Goods – Durable
9.	Consumer Goods – Non-durable
10.	Containers, Packaging & Glass
11.	Energy – Electricity
12.	Energy – Oil & Gas
13.	Environmental Industries
14.	Forest Products & Paper
15.	Healthcare & Pharmaceuticals
16.	High Tech Industries
17.	Hotel, Gaming & Leisure
18.	Media – Advertising, Printing & Publishing
19.	Media – Broadcasting & Subscription
20.	Media – Diversified & Production
21.	Metals & Mining
22.	Retail
23.	Services – Business
24.	Services – Consumer
25.	Sovereign & Public Finance
26.	Telecommunications
27.	Transportation – Cargo
28.	Transportation – Consumer
29.	Utilities – Electric
30.	Utilities – Oil & Gas
31.	Utilities – Water
32.	Wholesale

*

(local industries are underlined)- For the calculation, we treat obligors in a given local industry but from different regions as if they were in different industries. We group obligors in global industries based on their corresponding industries, regardless of their regions.

Schedule 2-1

SCHEDULE 3

S&P INDUSTRY CLASSIFICATIONS

Industry Code	Description	Industry Code	Description
1020000	Energy Equipment & Services	5220000	Personal Products
1030000	Oil, Gas & Consumable Fuels	6020000	Healthcare Equipment & Supplies
1033403	Mortgage Real Estate Investment Trusts (REITs)	6030000	Healthcare Providers & Services
2020000	Chemicals	6110000	Biotechnology
2030000	Construction Materials	6120000	Pharmaceuticals
2040000	Containers & Packaging	7011000	Banks
2050000	Metals & Mining	7020000	Thrifts & Mortgage Finance
2060000	Paper & Forest Products	7110000	Diversified Financial Services
3020000	Aerospace & Defense	7120000	Consumer Finance
3030000	Building Products	7130000	Capital Markets
3040000	Construction & Engineering	7210000	Insurance
3050000	Electrical Equipment	7310000	Real Estate Management & Development
3060000	Industrial Conglomerates	7311000	Real Estate Investment Trusts (REITs)
3070000	Machinery	8020000	IT Services
3080000	Trading Companies & Distributors	8040000	Software
3110000	Commercial Services & Supplies	8110000	Communications Equipment
3210000	Air Freight & Logistics	8120000	Technology Hardware, Storage & Peripherals
3220000	Airlines	8130000	Electronic Equipment, Instruments & Components
3230000	Marine	8210000	Semiconductors & Semiconductor Equipment
3240000	Road & Rail	9020000	Diversified Telecommunication Services
3250000	Transportation Infrastructure	9030000	Wireless Telecommunication Services
4011000	Auto Components	9520000	Electric Utilities
4020000	Automobiles	9530000	Gas Utilities
4110000	Household Durables	9540000	Multi-Utilities
4120000	Leisure Products	9550000	Water Utilities
4130000	Textiles, Apparel & Luxury Goods	9551701	Diversified Consumer Services
4210000	Hotels, Restaurants & Leisure	9551702	Independent Power and Renewable Electricity Producers
4310000	Media	9551727	Life Sciences Tools & Services
43100001	Entertainment	9551729	Healthcare Technology
43100002	Interactive Media and Services	9612010	Professional Services
4410000	Distributors	PF1	Project finance: Industrial equipment
4420000	Internet and Direct Marketing Retail	PF2	Project finance: Leisure and gaming
4430000	Multiline Retail	PF3	Project finance: Natural resources and mining
4440000	Specialty Retail	PF4	Project finance: Oil and gas
5020000	Food & Staples Retailing	PF5	Project finance: Power
5110000	Beverages	PF6	Project finance: Public finance and real estate
5120000	Food Products	PF7	Project finance: Telecommunications
5130000	Tobacco	PF8	Project finance: Transport
5210000	Household Products	PF1000- PF1099	Reserved

Schedule 3-1

SCHEDULE 4

Form of Assignment and Assumption Agreement

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Morgan Stanley Bank, N.A.] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) [all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below ][the Assignor’s obligation to make an Advance to be used to purchase the Warehouse Asset(s) specified in paragraph (6) below and the related rights to receive payments of principal, interest, fees and any other amounts in respect of such Advance] and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor: [Morgan Stanley Bank, N.A.]

2.	Assignee:

3.	Borrower(s): Merlin Funding LLC

4.	Administrative Agent: Morgan Stanley Senior Funding, Inc., as the administrative agent under the Credit Agreement.

5.

Credit Agreement: The Credit Agreement, dated as of October 6, 2023, among Merlin Funding LLC, the Lenders from time to time party thereto, Morgan Stanley Senior Funding, Inc., as Administrative Agent, Apollo Debt Solutions BDC, as Subordinated Lender, and Deutsche Bank National Trust Company, as Collateral Agent.

Schedule 4-1

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment for all Lenders*	Amount of Commitment Assigned*	Percentage Assigned of Commitment[1]
Revolving Advances	$________________	$________________	______________%

Or [TO BE USED IN THE CASE OF AN AFFILIATE ASSIGNMENT ONLY]

Amount of Advance Assigned	Warehouse Asset to which Assigned Advance Relates
$________________	________________

7.	Assignee [is][is not] an MS Lender.

Effective Date: __________________, 20__

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[MORGAN STANLEY BANK, N.A.]

By:
Title: Authorized Signatory

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

[1]	Set forth, to at least 9 decimals, as a percentage of the Commitment of all Lenders thereunder.

Schedule 4-2

Accepted:

MORGAN STANLEY SENIOR FUNDING, INC. as Administrative Agent

By:
Title: Authorized Signatory

[Consented to:

APOLLO DEBT SOLUTIONS BDC, on behalf of MERLIN FUNDING LLC

By:
Title:][NOT REQUIRED IN THE CASE OF AN AFFILIATE ASSIGNMENT]

Schedule 4-3

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

[NAME OF BORROWER] CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, any of its subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an eligible assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, and (iv) it has received a copy of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Borrower shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to (x) the Assignor for amounts which have accrued to but excluding the Effective Date and to (y) the Assignee for amounts which have accrued from and after the Effective Date.

Schedule 4-4

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by electronic mail shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Schedule 4-5

SCHEDULE 5

Competitors

1.	Antares Capital LP
2.	Ares Management, L.P.
3.	Bain Capital, LP
4.	Varagon Capital Partners, L.P.
5.	Oak Hill Advisors, L.P.
6.	American International Group, Inc.
7.	Golub Capital LLC
8.	Madison Capital Funding LLC
9.	NXT Capital, LLC
10.	AllianceBernstein L.P.
11.	The Blackstone Group/GSO Capital Partners LP
12.	Cerberus Capital Management, L.P.
13.	KKR Credit Advisors (US) LLC
14.	Oaktree Capital Group LLC
15.	Audax Management Company, LLC
16.	Carlyle GMS Finance, Inc.
17.	HPS Investment Partners, LLC
18.	Arrowpoint Partners, L.P.
19.	Brightwood Capital Advisors, LLC
20.	Macquarie CAF LLC
21.	CIT Group Inc.
22.	Twin Brook Capital Partners, LLC
23.	General Electric Company
24.	Centerbridge Partners, L.P.
25.	Cetus Capital, LLC
26.	HRG Group, Inc.
27.	MHR Fund Management LLC
28.	Silver Point Capital, L.P.
29.	Bayview Capital Partners II, LP
30.	TPG Capital, L.P.
31.	Bayside Capital, Inc.
32.	Black Diamond Capital Management, L.L.C.
33.	Highland Capital Management, L.P.
34.	H.I.G. Capital, LLC
35.	Goldman Sachs Capital Partners
36.	Goldman Sachs Asset Management LP
37.	Owl Rock Capital Partners
38.	Churchill Asset Management LLC
39.	Orix Corporation USA
40.	Whitehawk Capital Partners
41.	Pathlight Capital
42.	Diameter Capital Partners LP

Schedule 5-1